Exhibit 99.1

Item 8.  Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ball Corporation

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Ball Corporation and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of earnings, comprehensive earnings (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”).  We also have audited the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2017 Annual Report on Form 10-K.  Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

February 28, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of guarantor subsidiaries discussed in Note 23, as to which the date is March 6, 2018

We have served as the Company’s auditor since at least 1962.  We have not determined the specific year we began serving as auditor of the Company.

Consolidated Statements of Earnings

Ball Corporation

	Years Ended December 31,
($ in millions, except per share amounts)	2017	2016	2015

Net sales	$10,983	$9,061	$7,997

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(8,717)	(7,296)	(6,460)
Depreciation and amortization	(729)	(453)	(286)
Selling, general and administrative	(514)	(512)	(450)
Business consolidation and other activities	(221)	(337)	(195)
	(10,181)	(8,598)	(7,391)

Earnings before interest and taxes	802	463	606

Interest expense	(285)	(229)	(143)
Debt refinancing and other costs	(3)	(109)	(117)
Total interest expense	(288)	(338)	(260)

Earnings before taxes	514	125	346
Tax (provision) benefit	(165)	126	(47)
Equity in results of affiliates, net of tax	31	15	4
Net earnings	380	266	303
Net earnings attributable to noncontrolling interests	(6)	(3)	(22)
Net earnings attributable to Ball Corporation	$374	$263	$281

Earnings per share: (a)
Basic	$1.07	$0.83	$1.02
Diluted	$1.05	$0.81	$1.00

Weighted average shares outstanding: (000s) (a)
Basic	350,269	316,542	274,600
Diluted	356,985	322,884	281,968

Cash dividends declared and paid, per share (a)	$0.365	$0.26	$0.26

(a)	Amounts in 2016 and 2015 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Earnings (Loss)

Ball Corporation

	Years Ended December 31,
($ in millions)	2017	2016	2015

Net earnings	$380	$266	$303

Other comprehensive earnings (loss):
Foreign currency translation adjustment	38	(160)	(166)
Pension and other postretirement benefits	296	(178)	78
Effective financial derivatives	17	9	(9)
Total other comprehensive earnings (loss)	351	(329)	(97)
Income tax (provision) benefit	(65)	27	(21)
Total other comprehensive earnings (loss), net of tax	286	(302)	(118)

Total comprehensive earnings	666	(36)	185
Comprehensive (earnings) loss attributable to noncontrolling interests	(7)	(2)	(22)
Comprehensive earnings (loss) attributable to Ball Corporation	$659	$(38)	$163

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

Ball Corporation

	December 31,
($ in millions)	2017	2016

Assets
Current assets
Cash and cash equivalents	$448	$597
Receivables, net	1,634	1,491
Inventories, net	1,526	1,413
Other current assets	150	152
Total current assets	3,758	3,653
Noncurrent assets
Property, plant and equipment, net	4,610	4,387
Goodwill	4,933	5,095
Intangible assets, net	2,462	1,934
Other assets	1,406	1,104
Total assets	$17,169	$16,173

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$453	$222
Accounts payable	2,762	2,033
Accrued employee costs	352	315
Other current liabilities	540	399
Total current liabilities	4,107	2,969
Noncurrent liabilities
Long-term debt	6,518	7,310
Employee benefit obligations	1,463	1,497
Deferred taxes	695	439
Other liabilities	340	417
Total liabilities	13,123	12,632

Shareholders' equity
Common stock (670,576,215 shares issued - 2017; 668,504,350 shares issued - 2016) (a)	1,084	1,038
Retained earnings	4,987	4,739
Accumulated other comprehensive earnings (loss)	(656)	(941)
Treasury stock, at cost (320,694,598 shares - 2017; 318,774,098 shares - 2016) (a)	(1,474)	(1,401)
Total Ball Corporation shareholders' equity	3,941	3,435
Noncontrolling interests	105	106
Total shareholders' equity	4,046	3,541
Total liabilities and shareholders' equity	$17,169	$16,173

(a)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Cash Flows

Ball Corporation

	Years Ended December 31,
($ in millions)	2017	2016	2015

Cash Flows from Operating Activities
Net earnings	$380	$266	$303
Adjustments to reconcile net earnings to cash provided by
(used in) continuing operating activities:
Depreciation and amortization	729	453	286
Business consolidation and other activities	221	337	195
Deferred tax provision (benefit)	82	(293)	(62)
Other, net	(268)	(60)	145
Working capital changes, excluding effects of acquisitions (a):
Receivables	(189)	(53)	35
Inventories	(66)	30	97
Other current assets	12	65	10
Accounts payable	639	(55)	125
Accrued employee costs	5	(14)	(36)
Other current liabilities	(18)	(481)	(107)
Other, net	(49)	(1)	16
Total cash provided by (used in) operating activities	1,478	194	1,007
Cash Flows from Investing Activities
Capital expenditures	(556)	(606)	(528)
Business acquisitions, net of cash acquired	—	(3,379)	(29)
Proceeds from dispositions, net of cash sold	(2)	2,938	1
Restricted cash, net	—	1,966	(2,183)
Settlement of Rexam acquisition related derivatives	—	(252)	(16)
Other, net	13	5	34
Cash provided by (used in) investing activities	(545)	672	(2,721)
Cash Flows from Financing Activities
Long-term borrowings	765	4,370	4,524
Repayments of long-term borrowings	(1,810)	(4,624)	(2,430)
Net change in short-term borrowings	184	23	(93)
Proceeds from issuances of common stock	27	48	36
Acquisitions of treasury stock	(103)	(107)	(136)
Common dividends	(129)	(83)	(72)
Other, net	(7)	(14)	(92)
Cash provided by (used in) financing activities	(1,073)	(387)	1,737

Effect of exchange rate changes on cash	(9)	(106)	10

Change in cash and cash equivalents	(149)	373	33
Cash and cash equivalents – beginning of year	597	224	191
Cash and cash equivalents – end of year	$448	$597	$224

(a)	Includes payments of costs associated with the acquisition of Rexam and the sale of the Divestment Business.

The accompanying notes are an integral part of the consolidated financial statements.

Table of Contents

Consolidated Statements of Shareholders’ Equity

Ball Corporation

	Ball Corporation and Subsidiaries
	Common Stock		Treasury Stock			Accumulated Other		Total
	Number of		Number of		Retained	Comprehensive	Noncontrolling	Shareholders'
($ in millions; share amounts in thousands)	Shares (a)	Amount	Shares (a)	Amount	Earnings	Income (Loss)	Interest	Equity

Balance at December 31, 2014	663,236	$1,132	(389,304)	$(3,923)	$4,347	$(522)	$206	$1,240
Net earnings	—	—	—	—	281	—	22	303
Other comprehensive earnings, net of tax	—	—	—	—	—	(118)	—	(118)
Common dividends, net of tax benefits	—	—	—	—	(71)	—	—	(71)
Treasury stock purchases	—	—	(3,532)	(136)	—	—	—	(136)
Treasury shares reissued	—	—	658	23	—	—	—	23
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	2,062	29	—	—	—	—	—	29
Tax benefit on option exercises	—	21	—	—	—	—	—	21
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(18)	(18)
Acquisition of noncontrolling interests	—	(220)	11,460	403	—	—	(200)	(17)
Other activity	—	—	—	5	—	—	—	5
Balance at December 31, 2015	665,298	962	(380,718)	(3,628)	4,557	(640)	10	1,261
Net earnings	—	—	—	—	263	—	3	266
Other comprehensive earnings, net of tax	—	—	—	—	—	(301)	(1)	(302)
Common dividends, net of tax benefits	—	—	—	—	(81)	—	—	(81)
Treasury stock purchases	—	—	(3,198)	(107)	—	—	—	(107)
Treasury shares reissued	—	—	640	23	—	—	—	23
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	3,206	54		—	—	—	—	54
Tax benefit on option exercises	—	22	—	—	—	—	—	22
Acquisition of Rexam	—	—	64,502	2,302	—	—	94	2,396
Other activity	—	—	—	9	—	—	—	9
Balance at December 31, 2016	668,504	1,038	(318,774)	(1,401)	4,739	(941)	106	3,541
Net earnings	—	—	—	—	374	—	6	380
Other comprehensive earnings, net of tax	—	—	—	—	—	285	1	286
Common dividends, net of tax benefits	—	—	—	—	(126)	—	—	(126)
Treasury stock purchases	—	—	(2,552)	(103)	—	—	—	(103)
Treasury shares reissued	—	—	631	22	—	—	—	22
Shares issued and stock compensation for stock options and other stock plans, net of shares exchanged	2,072	46	—	—	—	—	—	46
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(5)	(5)
Other activity	—	—	—	8	—	—	(3)	5
Balance at December 31, 2017	670,576	$1,084	(320,695)	$(1,474)	$4,987	$(656)	$105	$4,046

(a)	Amounts in 2016, 2015 and 2014 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

The accompanying notes are an integral part of the consolidated financial statements.

1.  Critical and Significant Accounting Policies

The preparation of Ball Corporation’s (collectively, Ball, the company, we or our) consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires Ball’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the `financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various assumptions believed to be reasonable under the circumstances. Ball’s management evaluates these estimates on an ongoing basis and adjusts or revises the estimates as circumstances change. As future events and their impacts cannot be determined with precision, actual results may differ from these estimates. In the opinion of management, the financial statements reflect all adjustments necessary to fairly present the results of the periods presented.

Critical Accounting Policies

The company considers certain accounting policies to be critical, as their application requires management’s judgment about the impacts of matters that are inherently uncertain. Detailed below is a discussion of the accounting policies the company considers critical to our consolidated financial statements.

Acquisitions

The company records acquisitions resulting in the consolidation of an enterprise using the purchase method of accounting. Under this method, the acquiring company records the assets acquired, including intangible assets that can be identified and named, and liabilities assumed based on their estimated fair values at the date of acquisition. The purchase price in excess of the fair value of the assets acquired and liabilities assumed is recorded as goodwill. If the assets acquired, net of liabilities assumed, are greater than the purchase price paid, then a bargain purchase has occurred and the company will recognize the gain immediately in earnings. Among other sources of relevant information, the company uses independent appraisals and actuarial or other valuations to assist in determining the estimated fair values of the assets and liabilities. Various assumptions are used in the determination of these estimated fair values including discount rates, market and volume growth rates, product selling prices, production costs and other prospective financial information. Transaction costs associated with acquisitions are expensed as incurred and included in the business consolidation and other activities line of the consolidated statement of earnings.

For acquisitions where the company already owns an equity investment in the acquired company, the company will recognize in earnings, upon the completion of the acquisition, a gain or loss related to the company’s existing equity investment. This gain or loss is calculated based on the fair value of the equity investment as compared to the carrying value of the existing equity investment on the date of acquisition.

When the company purchases additional interests of consolidated subsidiaries that does not result in a change in control, the difference between the fair value and carrying value of the noncontrolling interests acquired is accounted for in the common stock line within shareholders' equity.

Exit and Other Closure Costs (Business Consolidation Costs)

The company estimates its liabilities for business closure activities by accumulating detailed estimates of costs and asset sale proceeds, if any, for each business consolidation initiative. This includes the estimated costs of employee severance, pension and related benefits; impairment of property and equipment and other assets, including estimates of net realizable value; accelerated depreciation; termination payments for contracts and leases; contractual obligations; and any other qualifying costs related to the exit plan. These estimated costs are grouped by specific projects within the overall exit plan and are then monitored on a monthly basis. Such charges represent management’s best estimates, but require assumptions about the plans that may change over time. Changes in estimates for individual locations and other matters are evaluated periodically to determine if a change in estimate is required for the overall restructuring plan. Subsequent changes to the original estimates are included in current earnings and identified as business consolidation gains or losses.

Recoverability of Goodwill and Intangible Assets

On an annual basis and at interim periods when circumstances require, the company tests the recoverability of its goodwill and indefinite-lived intangible assets. The company utilizes the new impairment analysis, as updated in 2017, and it has elected not to use the qualitative assessment or “step zero” approach. Under the new impairment analysis, the company compares the carrying value of each identified reporting unit to its fair value. If the carrying value of the reporting unit is greater than its fair value, the company recognizes an impairment charge for the amount by which the carrying amount of goodwill exceeds its implied fair value. The company estimates fair value for each reporting unit using the market and income approaches. Under the market approach, the company uses available information regarding multiples used in recent transactions, if any, involving transfers of controlling interests as well as publicly available trading multiples based on the enterprise value of companies in either the packaging or aerospace and defense industries, as applicable. The appropriate multiple is applied to forecasted EBITDA (a non-GAAP item defined by the company as earnings before interest, taxes, depreciation and amortization) of each reporting unit to estimate fair value. Under the income approach, fair value is estimated as the present value of estimated future cash flows of each reporting unit. The projected cash flows incorporate various assumptions related to weighted average cost of capital (WACC) and growth rates specific to each reporting unit.

Amortizable intangible assets are tested for impairment, when deemed necessary, based on an income approach using undiscounted cash flows and, if impaired, are written down to fair value based on either discounted cash flows or appraised values.

Defined Benefit Pension Plans and Other Employee Benefits

The company has defined benefit plans that cover a significant portion of its employees. The company also has postretirement plans that provide certain medical benefits and life insurance for retirees and eligible dependents and, to a lesser extent, participates in multi-employer defined benefit plans for which Ball is not the sponsor. For the company-sponsored plans, the relevant accounting guidance requires that management make certain assumptions relating to the long-term rate of return on plan assets, discount rates used to determine the present value of future obligations and expenses, salary inflation rates, health care cost trend rates, mortality rates and other assumptions. The company believes that the accounting estimates related to our pension and postretirement plans are critical accounting estimates because they are highly susceptible to change from period to period based on the performance of plan assets, actuarial valuations, market conditions and contracted benefit changes. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by the company’s actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions.

The company recognizes the funded status of each defined benefit pension plan and other postretirement benefit plans in the consolidated balance sheet. Each overfunded plan is recognized as an asset, and each underfunded plan is recognized as a liability. Pension plan liabilities are revalued annually, or when an event occurs that requires remeasurement, based on updated assumptions and information about the individuals covered by the plan. For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized on a straight-line basis from the date recognized over the average remaining service period of active participants or over the average life expectancy for plans with significant inactive participants. For other postemployment benefits, the 10 percent corridor is not used. The majority of costs related to defined benefit and other postretirement plans are included in cost of sales; the remainder is included in selling, general and administrative expenses.

In addition to defined benefit and postretirement plans, the company maintains reserves for employee medical claims, up to our insurance stop-loss limit, and workers’ compensation claims. These are regularly evaluated and revised, as needed, based on a variety of information, including historical experience, actuarial estimates and current employee statistics.

Income Taxes

Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities.

Deferred tax assets, including operating loss, capital loss and tax credit carryforwards, are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized. In addition, from time to time, management must assess the need to accrue or disclose uncertain tax positions for proposed adjustments from various federal, state and foreign tax authorities who regularly audit the company in the normal course of business. In making these assessments, management must often analyze complex tax laws of multiple jurisdictions, including many foreign jurisdictions. The accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The company records the related interest expense and penalties, if any, as tax expense in the tax provision.

Derivative Financial Instruments

The company uses derivative financial instruments for the purpose of hedging commercial risk exposures to fluctuations in interest rates, currency exchange rates, raw material costs, inflation rates and common share prices. The company’s derivative instruments are recorded in the consolidated balance sheets at fair value. The company values each derivative financial instrument either by using a single valuation technique based on observable market inputs performed internally or by obtaining valuation information from a reliable and observable market source. For a derivative designated as a cash flow hedge, the derivative's mark to fair value is initially recorded as a component of accumulated other comprehensive earnings and subsequently reclassified into earnings when the hedged item affects earnings, unless it is probable that the forecasted transaction will not occur. Derivatives that do not qualify for hedge accounting are marked to fair value with gains and losses immediately recorded in earnings. In the consolidated statements of cash flows, derivative activities are classified based on the cash flows of the items being hedged.

Realized gains and losses from hedges are classified in the consolidated statements of earnings consistent with the accounting treatment of the items being hedged. Upon the early dedesignation of an effective derivative contract, the gains or losses are deferred in accumulated other comprehensive earnings until the originally hedged item affects earnings unless it is probable the hedged item will not occur at which time it is recognized immediately. Any gains or losses incurred after the dedesignation date are recorded in earnings immediately.

Contingencies

The company is subject to various legal proceedings and claims, including those that arise in the ordinary course of business. The company records loss contingencies when it determines that the outcome of the future event is probable of occurring and the amount of the loss can be reasonably estimated. Gain contingencies are recognized in the financial statements when they are realized.

The determination of a reserve for a loss contingency is based on management’s judgment of probability and estimates with respect to the likelihood of an outcome and valuation of the future event. Liabilities are recorded or adjusted when events or circumstances cause these judgments or estimates to change. In assessing whether a loss is probable, Ball may consider the following factors, among others: the nature of the litigation, claim or assessment; available information, opinions or views of legal counsel and other advisors; and the experience gained from similar cases by the company and others. The company provides disclosures for material contingencies when there is a reasonable possibility that a loss or an additional loss may be incurred. Actual amounts realized upon settlement of contingencies may be different than amounts recorded and disclosed, and could have a significant impact on the company's consolidated financial statements.

Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Ball, its consolidated subsidiaries, and variable interest entities in which the company is considered to be the primary beneficiary. Equity investments in which the company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method of accounting. Investments in which the company neither exercises significant influence over the investee, nor is the primary beneficiary of the investment, are accounted for using the cost method of accounting. Intercompany transactions are eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified in order to conform to the current year presentation.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market using either the first-in, first-out (FIFO) cost method of accounting or the average cost method. Inventory cost is calculated for each inventory component taking into consideration the appropriate cost factors including fixed and variable overhead, material price volatility and production levels.

Impairment of Long-Lived Assets

We review long-lived assets for impairment when circumstances indicate the carrying amount of an asset or asset group may not be recoverable based on the undiscounted future cash flows of the asset. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. If the carrying amount of the asset or asset group is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows or external appraisals, as applicable.

Depreciation and Amortization

Property, plant and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Repairs and maintenance costs, including labor and material costs for major improvements such as annual production line overhauls, are expensed as incurred, unless those costs substantially increase the useful lives or capacity of the existing assets. Assets are depreciated and amortized using the straight-line method over their estimated useful lives, generally 5 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment. Finite-lived intangible assets, excluding capitalized software costs, are generally amortized over their estimated useful lives of 3 to 18 years. For capitalized software, costs are generally amortized over their estimated useful lives of 3 to 7 years. The company periodically reviews these estimated useful lives and when appropriate, changes are made prospectively.

For certain business consolidation activities, accelerated depreciation may be required over the revised remaining useful life for assets designated to be scrapped or abandoned. The accelerated depreciation related to such activities is disclosed as part of business consolidation and other activities in the appropriate period.

Environmental Reserves

The company estimates its liability for environmental matters based on, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. The company records the best estimate of a loss when the loss is considered probable. As additional information becomes available, the company reassesses the potential liability related to pending matters and revises the estimates.

Revenue Recognition in the Packaging Segments

The company recognizes sales of products in the packaging segments when the four basic criteria of revenue recognition are met: delivery has occurred, title has transferred, there is persuasive evidence of an agreement or arrangement and the price is fixed or determinable and collection is reasonably assured. Shipping and handling costs are reported within cost of sales in the consolidated statement of earnings. All revenues are presented net of tax.

Revenue Recognition in the Aerospace Segment

Sales under long-term contracts in the aerospace segment are primarily recognized using percentage-of-completion under the cost-to-cost method of accounting. The two primary types of long-term sales contracts utilized are cost-type contracts, which are agreements to perform for cost plus an agreed upon profit component and fixed price sales contracts, which are completed for a fixed-price. Cost-type sales contracts can have different types of fee arrangements, including fixed-fee, cost, milestone and performance incentive fees, award fees or a combination thereof.

At the inception of contract performance, our estimates of base, incentive and other fees are established at a conservative estimate of profit over the period of contract performance. Throughout the period of contract performance, the company regularly reevaluates and, if necessary, revises estimates of total contract revenue, total contract cost, extent of progress toward completion, probability of receipt of any award and performance fees and any clawback provisions included in the contract. Provision for estimated contract losses, if any, is made in the period that such losses are determined to be probable. Because of sales contract payment schedules, limitations on funding and contract terms, our sales and accounts receivable generally include amounts that have been earned but not yet billed. Contract claims are only recorded if it is probable that the claim will result in additional contract revenue and the claim amounts can be reliably estimated. Revenue associated with claims is recorded only for costs already incurred and does not include a profit component. Pre-contract costs that are not approved by the customer for reimbursement are expensed as incurred. As a prime U.S. government contractor or subcontractor, the aerospace segment is subject to a high degree of regulation, financial review and oversight by the U.S. government. All revenues are presented net of tax.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1–Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•

Level 2–Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3–Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Stock-Based Compensation

Ball has a variety of restricted stock, stock option, and stock-settled appreciation rights (SSARs) plans, and the related stock-based compensation is primarily reported as part of selling, general and administrative expenses in the consolidated statements of earnings. The compensation expense associated with restricted stock grants is calculated using the fair value at the date of grant (closing stock price) and is amortized over the restriction period. For stock options and SSARs, the company has elected to use the Black-Scholes valuation model and amortizes the estimated fair value, determined at the date of grant, on a straight-line basis over the requisite service period (generally the vesting period). The company’s deferred compensation stock program is subject to variable plan accounting and, accordingly, is valued at the closing price of the company’s common stock at the end of each reporting period.

Research and Development

Research and development costs are expensed as incurred in connection with the company’s programs for the development of products and processes. Costs incurred in connection with these programs, the majority of which are included in cost of sales, amounted to $27 million, $28 million and $26 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Currency Translation

Assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated using period-end exchange rates, and revenues and expenses are translated using average exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive earnings as a component of shareholders’ equity.

2.  Accounting Pronouncements

Recently Adopted Accounting Standards

In August 2017, amendments to existing derivative and hedge accounting guidance were issued to simplify existing guidance in order to allow companies to more accurately present the economic effects of risk management activities in the financial statements. The amendments will more closely align the results of cash flow and fair value hedge accounting with risk management activities through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results in the financial statements. This guidance will be effective for annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The company elected to early adopt this guidance during the fourth quarter of 2017, and the adoption did not have a material impact on the company’s consolidated financial statements.

In January 2017, amendments to existing accounting guidance were issued simplifying an entity’s subsequent goodwill measurement by eliminating Step 2, which requires a hypothetical purchase price allocation, from its annual or interim goodwill impairment test. Pursuant to this guidance, an entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. This guidance is required to be applied prospectively on January 1, 2020, and early adoption is permitted. The company elected to early adopt this guidance effective January 1, 2017, and it did not have an impact on the company’s consolidated financial statements.

In March 2016, final accounting guidance was issued clarifying that the assessment of whether an embedded contingent put or call option is clearly and closely related to the debt host only requires an analysis of the four-step decision sequence outlined in the accounting standards codification. Consequently, when a contingent put or call option embedded in a debt instrument would be evaluated for possible separate accounting as a derivative instrument, the nature of the exercise contingency would be disregarded. This guidance was applied on a modified retrospective basis on January 1, 2017, and did not have an impact on the company’s consolidated financial statements.

In March 2016, final accounting guidance was issued eliminating the requirement to retrospectively apply the equity method in previous periods when an investor initially obtains significant influence over an investee. The new guidance requires the investor to apply the equity method prospectively from the date the investment qualifies for the equity method. The investor will add the carrying value of the existing investment to the cost of the additional investment to determine the initial cost basis of the equity method investment. This guidance was applied prospectively on January 1, 2017, and did not have a material impact on the company’s consolidated financial statements.

In March 2016, amendments to existing accounting guidance were issued to simplify various aspects related to how share-based payments are accounted for and presented in the consolidated financial statements. The company adopted these amendments on January 1, 2017, as discussed below, which did not have a material impact on the company’s consolidated financial statements.

•

All excess tax benefits and tax deficiencies that were previously recognized in common stock are now recognized as income tax provisions (benefits) in the income statement as a discrete item. As required, this change was applied prospectively for settlements occurring after the adoption of the guidance on January 1, 2017.

•

Any prior period excess tax benefits that did not reduce taxes payable in the period in which they arose were required to be recorded on a modified retrospective basis, with a cumulative effect adjustment to opening retained earnings. However, the company was able to reduce taxes payable for all previous excess tax benefits and, therefore, was not required to record a cumulative effect adjustment.

•

The company elected to use a prospective approach to report all tax-related cash flows resulting from share-based payments as operating activities on the statement of cash flows and, therefore, no adjustments were made to prior periods. Previously, excess tax benefits were reported as part of financing activities.

•	The company elected to account for forfeitures as they occur. No cumulative effect adjustment was required as the amount calculated was immaterial.

In March 2016, accounting guidance was issued regarding the effect of derivative contract novations on existing hedge accounting relationships. The amendments clarify that a change in the counterparty to a derivative instrument designated as a hedging instrument does not in and of itself require dedesignation of that hedging relationship, provided that all other hedge accounting criteria continue to be met. The guidance was applied prospectively on January 1, 2017, and it did not have a material impact on the company’s consolidated financial statements.

In December 2017, new guidance was issued to permit a range of responses to the U.S. Tax Cuts and Jobs Act (the Act) depending on the degree to which an entity had completed its analysis of the tax effects of the Act. Where the analysis of a given effect of the Act is incomplete at the time of reporting, the guidance allows an entity to book provisional entries (where amounts can be reasonably estimated) or to report under previously applicable tax accounting guidance where amounts under the Act cannot be reasonably estimated. The entity subsequently has a measurement period of up to one year to finalize the provisional impacts of the Act. The guidance was immediately effective and Ball applied the option to record provisional impacts of the Act in its results for the year ended December 31, 2017.

New Accounting Guidance

In February 2018, amendments to existing guidance were issued to permit the reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Act. The guidance is effective for Ball on January 1, 2019, with early adoption and retrospective application to the time of implementation of the Act permitted. The company has not elected to early adopt the new guidance in 2017 and is assessing the impact that it is expected to have on the consolidated financial statements.

In May 2017, amendments to existing accounting guidance were issued to provide clarity and reduce diversity in practice, cost and complexity when applying existing accounting guidance for modifications to the terms or conditions of a share-based payment award. The amendments specify that all changes to the terms and conditions of a share-based payment award will require an entity to apply modification accounting, unless all of the following are met: (1) the fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified, (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. This guidance will be effective for annual reporting periods beginning on January 1, 2018, and early adoption is permitted. The company does not expect the amendments to have a material impact on its consolidated financial statements, and the company has not elected to early adopt this new accounting standard.

In March 2017, amendments to existing accounting guidance were issued to improve the presentation of net periodic pension cost and net periodic postretirement benefit cost, which requires employers to report the service cost component in the same line item as other compensation costs arising from services rendered by the associated employees during the period. The other components of net periodic pension and benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The amendments also permit only the service cost component of net benefit cost to be eligible for capitalization. This guidance is required to be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively for the capitalization of the service cost component. Employers can elect a practical expedient that permits use of the amounts disclosed in its pension footnote for prior comparative periods as the estimation basis for applying the retrospective presentation requirements. The guidance is effective for Ball on January 1, 2018, and early adoption is permitted. The company has not elected to early adopt the new standard and does not expect these amendments to have a material impact on its consolidated financial statements.

In February 2017, amendments to existing accounting guidance were issued to clarify the scope and to add guidance for partial sales of nonfinancial assets. The guidance requires that all entities account for the derecognition of a business in accordance with guidance for consolidation, including instances in which the business is considered to be in substance real estate. This guidance is required to be applied on January 1, 2018, using a full retrospective approach or a modified retrospective approach and early adoption is permitted. The company has not elected to early adopt the new standard and is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In January 2017, amendments to existing accounting guidance were issued to further clarify the definition of a business in determining whether or not a company has acquired or sold a business. The amendments provide a screen to determine when an integrated set of assets and activities (collectively referred to as a “set”) is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. If the screen is not met, the amendments in this update (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments also narrow the definition of the term “output” so that the term is consistent with how outputs are described in the new guidance for revenue recognition. The guidance is required to be applied prospectively for Ball on January 1, 2018, and early adoption is permitted. The company has not elected to early adopt the new standard and does not expect these amendments to have a material impact on its consolidated financial statements.

In November 2016, accounting guidance was issued that will require the statement of cash flows to explain the change in the total of cash, cash equivalents and restricted cash or restricted cash equivalents. In addition, restricted cash and restricted cash equivalents will need to be included in a cash reconciliation of beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is required to be applied retrospectively on January 1, 2018. The company expects there to be a material impact on its 2016 and 2015 statements of cash flows due to approximately $2 billion of cash received from the issuance of senior notes in December 2015 that the company elected to restrict in an acquisition escrow account. In July 2016, the funds in the escrow account were used to pay a portion of the cash component of the acquisition price of Rexam. The impacts on the company’s 2017 statement of cash flows are not expected to be material.

In October 2016, amendments to existing accounting guidance were issued that will require entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs, as opposed to when the asset is sold to an unrelated third party. The amendments also eliminate the exception for an intra-entity transfer of an asset other than inventory. This guidance is required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings on January 1, 2018. The company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In August 2016, accounting guidance was issued addressing the following eight specific cash flow issues:

•	Debt prepayment or debt extinguishment costs
•	Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing
•	Contingent consideration payments made after a business combination
•	Proceeds from the settlement of insurance claims
•	Proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies)
•	Distributions received from equity method investees
•	Beneficial interests in securitization transactions
•	Separately identifiable cash flows and, for cash flows with aspects of more than one class which are not separately identifiable, classification based on the predominant source for those cash flows

This guidance is required to be applied retrospectively on January 1, 2018, and the company does not expect the guidance to have a material impact on its consolidated financial statements.

In June 2016, amendments to existing accounting guidance were issued that will require financial assets or a group of financial assets measured at amortized cost basis to be presented at the net amount expected to be collected when finalized. The allowance for credit losses is a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. This guidance affects loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. The guidance will be effective on January 1, 2020. The company is currently assessing the impact that the adoption of this new guidance will have on its consolidated financial statements.

In February 2016, lease accounting guidance was issued which, for operating leases, will require a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. The guidance also requires a lessee to recognize a single lease cost, calculated so the cost of the lease is allocated over the lease term, generally on a straight-line basis. The guidance will be effective for Ball on January 1, 2019. The company is currently assessing the impact the adoption of this standard will have on its consolidated financial statements and it is expected that a material amount of lease assets and liabilities will be recorded on its consolidated balance sheet.

In January 2016, accounting guidance was issued on the classification and measurement of financial assets and liabilities (equity securities and financial liabilities) under the fair value option and the presentation and disclosure requirements for financial instruments. The guidance modifies how entities measure equity investments and present changes in the fair value of financial liabilities. Under the new guidance, entities will have to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any related changes in fair value in net income unless the investments qualify for the new practicality exception. An exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under the guidance and, as such, these investments may be measured at cost. The guidance will be effective on January 1, 2018. The company does not expect the guidance to have a material impact on its consolidated financial statements.

New Revenue Guidance

In May 2014, the FASB and International Accounting Standards Board jointly issued new revenue recognition guidance which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The new guidance contains a more robust framework for addressing revenue issues and is intended to remove inconsistencies in existing guidance and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In July 2015, the FASB approved the deferral of the effective date of the new revenue recognition guidance by one year. The new standard is now effective for annual reporting periods beginning after December 15, 2017.

In March 2016, the principal versus agent guidance within the new revenue recognition standard was amended to clarify how an entity should identify the unit of accounting for the principal versus agent evaluation. The new standard requires an entity to determine whether it is a principal or an agent in a transaction in which another party is involved in providing goods or services to a customer by evaluating the nature of its promise to the customer. An entity is a principal and records revenue on a gross basis if it controls the promised good or service before transferring the good or service to the customer. An entity is an agent and records as revenue the net amount it retains for its agency services if its role is to arrange for another entity to provide the goods or services.

In April 2016, a clarification on implementation guidance related to identifying performance obligations was issued. The amendments clarify when a promised good or service is separately identifiable and allow entities to disregard items that are immaterial in the context of a contract.

In May 2016, narrow scope amendments and practical expedients were issued to clarify the new revenue recognition standard. The amendments clarify the collectability criterion of the revenue standard wherein an entity is allowed to recognize revenue in the amount of consideration received when the following criteria are met: the entity has transferred control of the goods or services, the entity has stopped transferring goods or services, or has no obligation under the contract to transfer additional goods or services and the consideration received from the customer is nonrefundable. The amendments also clarify the following: the fair value of noncash consideration should be measured at contract inception when determining the transaction price, allows an entity to make an accounting policy election to exclude from the transaction price certain types of taxes collected from a customer when the company discloses that policy, for contracts to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy U.S. GAAP, and a practical expedient is provided in which an entity can avoid having to evaluate the effects of each contract modification from contract inception through the beginning of the earliest period presented when accounting for contracts that were modified prior to adoption under both the full and modified retrospective transition approach. Additionally, the amendments included a rescission of SEC guidance, because of the new revenue guidance, to revenue and expense recognition for freight services in process, accounting for shipping and handling fees and costs and accounting for consideration given by a vendor to a customer.

In December 2016, technical corrections and improvements were issued on a variety of topics within the new revenue recognition standard. The corrections represent minor corrections or improvements and are not expected to have a significant impact on accounting practices. The amendments clarify the following: guarantee fees within the scope of accounting guidance for guarantees are not within the scope of the new revenue recognition guidance, impairment testing for capitalized contract costs should consider both expected contract renewals and extensions and unrecognized consideration already received along with expected future consideration, the sequence of impairment testing for assets within the scope of different topics, allowance of an accounting policy election to determine the provision for losses at the performance obligation level instead of the contract level, exclude all topics within the financial services–insurance guidance from the scope of the new revenue recognition guidance, allow exemptions from the disclosures of remaining performance obligations, disclosure of prior-period performance obligations pertains to all performance obligations and is not limited to those with corresponding contract balances and better aligns accounting guidance and examples within the guidance.

The new guidance is effective for Ball on January 1, 2018, and will supersede the current revenue recognition guidance, including industry-specific guidance. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. We adopted the standard for the period beginning January 1, 2018, using the modified retrospective method.

We established a cross-functional implementation team, which includes representatives from all of our business segments. We utilized a bottoms-up approach to analyze the impact of the new standard on our contracts with customers by reviewing our current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to revenues arising from such contracts. In addition, we are finalizing changes to our business processes, systems and controls to support recognition and disclosure under the standard upon adoption.

The most significant impact will be in the way we account for revenue in our global metal beverage packaging segments and, to a lesser extent, in our food and aerosol packaging segment. We currently recognize revenue from many of our contracts in these segments when the four established criteria of revenue recognition under the current guidance have been met, generally occurring upon shipment or delivery of goods. Under the new guidance we expect to recognize revenue from many of these contracts over time, which will accelerate the timing of revenue recognition from these arrangements, such that some portion of revenue will be recognized prior to shipment or delivery of goods. In addition to accelerating the timing of recording revenue, we expect corresponding decreases in inventories with an offsetting increase to unbilled receivables to the extent the amounts have not yet been invoiced to the customer.

Relative to the aerospace segment, at this time we do not expect the implementation of the new standard to materially impact the manner in which we currently recognize revenue as the standard supports the recognition of revenue over time under the “cost-to-cost” method, which is consistent with the current revenue recognition model utilized for the majority of our contracts in this segment. We expect revenue arising from the majority of our contracts to continue to be recognized over time because of the continuous transfer of control to the customer. However, due to the complexity of most of our aerospace contracts, the actual revenue recognition treatment required under the new standard will be dependent on contract-specific terms and may vary in some instances from recognition over time.

Our processes, systems and internal controls will be in a position to report under the new accounting standard upon adoption in the first quarter of 2018.

3.  Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Food and aerosol packaging:  Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food and aerosol containers, as well as extruded aluminum aerosol containers and aluminum slugs.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments in Africa, Middle East and Asia (AMEA) and Asia Pacific that manufacture and sell metal beverage containers, undistributed corporate expenses, intercompany eliminations and other business activities.

The accounting policies of the segments are the same as those in the consolidated financial statements and are discussed in Note 1. The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Major Customers

Net sales to major customers, as a percentage of consolidated net sales, were as follows:

	2017	2016	2015

Anheuser-Busch InBev and subsidiaries	14%	7%	10%
Coca-Cola Bottlers' Sales & Services Company LLC	11%	9%	11%
U.S. Government	9%	9%	10%
Molson Coors Brewing Company and subsidiaries	7%	9%	11%

Summary of Net Sales by Geographic Area (a)

($ in millions)	U.S.	Brazil	Other	Consolidated

2017	$5,496	$1,427	$4,060	$10,983
2016	4,929	904	3,228	9,061
2015	4,738	591	2,668	7,997

(a)	Revenue is attributed based on origin of sale and includes intercompany eliminations.

Summary of Net Long-Lived Assets by Geographic Area (a)

($ in millions)	U.S.	Brazil	U.K.	Other	Consolidated

As of December 31, 2017	$1,852	$876	$659	$2,629	$6,016
As of December 31, 2016	2,097	885	182	2,327	5,491

(a)	Long-lived assets exclude goodwill, intangible assets and noncurrent restricted cash.

Summary of Business by Segment

	Years Ended December 31,
($ in millions)	2017	2016	2015

Net sales
Beverage packaging, North and Central America	$4,178	$3,612	$3,202
Beverage packaging, South America	1,692	1,014	591
Beverage packaging, Europe	2,360	1,915	1,653
Food and aerosol packaging	1,138	1,171	1,297
Aerospace	991	818	810
Reportable segment sales	10,359	8,530	7,553
Other	624	531	444
Net sales	$10,983	$9,061	$7,997

Comparable operating earnings
Beverage packaging, North and Central America	$533	$469	$402
Beverage packaging, South America	333	185	80
Beverage packaging, Europe	233	217	192
Food and aerosol packaging	102	109	108
Aerospace	98	88	82
Reportable segment comparable operating earnings	1,299	1,068	864
Reconciling items
Other (a)	(79)	(92)	(63)
Business consolidation and other activities	(221)	(337)	(195)
Amortization of acquired Rexam intangibles	(162)	(65)	—
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	(35)	—	—
Cost of sales associated with Rexam inventory step-up	—	(84)	—
Egyptian pound devaluation	—	(27)	—
Earnings before interest and taxes	802	463	606
Interest expense	(285)	(229)	(143)
Debt refinancing and other costs	(3)	(109)	(117)
Total interest expense	(288)	(338)	(260)
Earnings before taxes	514	125	346
Tax (provision) benefit	(165)	126	(47)
Equity in results of affiliates, net of tax	31	15	4
Net earnings	380	266	303
Net earnings attributable to noncontrolling interests	(6)	(3)	(22)
Net earnings attributable to Ball Corporation	$374	$263	$281

(a)	Includes undistributed corporate expenses, net, of $128 million, $110 million and $93 million for the years ended December 2017, 2016 and 2015, respectively.

	Years Ended December 31,
($ in millions)	2017	2016	2015

Depreciation and amortization (a)
Beverage packaging, North and Central America	$179	$117	$73
Beverage packaging, South America	144	78	41
Beverage packaging, Europe	254	121	60
Food and aerosol packaging	56	57	59
Aerospace	31	30	27
Reportable segment depreciation and amortization	664	403	260
Other	65	50	26
Depreciation and amortization	$729	$453	$286

Capital expenditures
Beverage packaging, North and Central America	$283	$234	$250
Beverage packaging, South America	36	33	25
Beverage packaging, Europe	81	126	122
Food and aerosol packaging	50	80	61
Aerospace	70	41	28
Reportable segment capital expenditures	520	514	486
Other	36	92	42
Capital expenditures	$556	$606	$528

(a)	Includes amortization of acquired Rexam intangibles for the years ended December 2017 and 2016.

The company does not disclose total assets by segment as it is not provided to the chief operating decision makers.

4.  Acquisitions and Dispositions

Rexam

On June 30, 2016, Ball acquired 100 percent of the outstanding shares of Rexam, a U.K.-based beverage container manufacturer, for the purchase price of £2.9 billion ($3.8 billion) in cash, and 64.5 million treasury shares of Ball Corporation common stock (valued at $35.70 per share, as adjusted for the two-for-one stock split, for a total share consideration of $2.3 billion). Additionally, the company recorded $24 million of consideration for stock-based compensation. The common shares were valued using the price on the date of acquisition and were presented as a reduction of treasury stock. The cash portion of the acquisition price was paid in July 2016 using proceeds from restricted cash held in escrow and borrowings under the $1.4 billion and €1.1 billion Term A loan facilities obtained in March 2016.

The consummation of the acquisition was subject to, among other things, approval from Ball’s shareholders, approval from Rexam’s shareholders, certain regulatory approvals and satisfaction of other customary closing conditions. In order to satisfy certain regulatory requirements, the company was required to sell a portion of Ball’s existing beverage packaging business and select beverage can assets of Rexam (the Divestment Business). The sale of the Divestment Business to Ardagh Group S.A. (Ardagh), was completed concurrently on June 30, 2016, for $3.42 billion, subject to customary closing adjustments and certain transaction service arrangements between Ball and Ardagh during a transition period. The sale agreement with Ardagh in respect of the Divestment Business contains customary representations, warranties, covenants and provisions allocating liabilities, as well as indemnification obligations to and from Ardagh, pursuant to which claims may be made when applicable. A pretax gain on sale $344 million for the year ended December 31, 2016, was recorded within business consolidation and other activities and was subject to finalization of working capital and other items. The company also entered into a supply agreement with Ardagh to manufacture and sell can ends to the Divestment Business in Brazil in exchange for proceeds of $103 million. As a condition of the sale of the Divestment Business to Ardagh, the company guaranteed a minimum volume of sales for the Divestment Business in 2017, whereby the company was required to pay Ardagh up to $75 million based upon any shortfall of 2017 sales relative to an agreed-upon minimum threshold. In 2017, the company finalized the Ardagh closing adjustments and minimum volume guarantees and recorded an additional gain on sale of $55 million.

In connection with the sale of the Divestment Business to Ardagh on June 30, 2016, the company provided indemnifications for the uncertain tax positions of the Divestment Business sold to Ardagh. These indemnifications were accounted for as guarantees and the company initially recognized a liability equal to the fair value of the indemnities. There are no limitations on the maximum potential future payments the company could be obligated to make and, based on the nature of the indemnified items, the company is unable to reasonably estimate its potential exposure under these items in excess of liabilities recorded. During 2017, the company recorded $34 million in business consolidation and other activities for an increase in the estimated amount of the claims covered by indemnifications for tax matters provided to the buyer in relation to the Divestment Business. The estimated value of the claims under these indemnities is $55 million at December 31, 2017, and the liabilities have been recorded in other current liabilities.

The portion of the Divestment Business composed of Ball's legacy beverage packaging businesses had earnings before taxes as shown below. These earnings before taxes may not be indicative of the earnings before taxes that would be generated by these components of the Divestment Business in future periods. Additionally, due to complexities associated with how Ball's legacy beverage packaging businesses included in the Divestment Business were integrated into Ball Corporation in historical periods, these earnings before taxes may not be indicative of the earnings before taxes of these Divestment Business components had they been operated as a stand-alone business or businesses.

	Years Ended December 31,
($ in millions)	2016	2015

Earnings before taxes	$104	$178
Earnings before taxes attributable to Ball Corporation	104	170

The Rexam portion of the Divestment Business is not included in the table above as the financial information is not included in Ball’s historical results.

A total of 54 manufacturing facilities were acquired from Rexam, including 17 in North America, 20 in Europe, 12 in South America and five in the AMEA region. A total of 22 manufacturing facilities were sold as part of the Divestment Business, including 12 Ball facilities and 10 Rexam facilities. Of these 22 facilities, eight are located in North America, 12 are located in Europe and two are located in Brazil. The company had a total of 75 beverage manufacturing facilities and joint ventures after the completion of the Rexam acquisition and sale of the Divestment Business.

The Rexam acquisition aligns with Ball’s Drive for 10 vision, including the company’s long-standing capital allocation strategy and EVA philosophy. The combination created the world’s largest supplier of beverage containers allowing the company to better serve its customers with its enhanced geographic footprint and innovative product offerings. In particular, Ball expects the acquisition to continue to deliver long-term shareholder value through optimizing global sourcing, reducing general and administrative expenses, sharing best practices to improve production efficiencies and leveraging its footprint to lower freight, logistics and warehousing costs. In addition, further value can continue to be created through balance sheet improvements with a focus on working capital and inventory management and sustainability priorities as a result of the larger plant network.

The Rexam acquisition was accounted for as a business combination and its results of operations have been included in the company’s consolidated statements of earnings and cash flows from the date of acquisition. In total, pretax charges of $216 million were incurred for transaction costs associated with the acquisition which, in accordance with current accounting guidance, were expensed as incurred. The transaction costs are included in the business consolidation and other activities line in the consolidated statement of earnings.

In connection with the acquisition, Ball assumed Rexam debt of approximately $2.8 billion, of which approximately $2.7 billion was extinguished during 2016. The proceeds from the sale of the Divestment Business were partially used to extinguish the assumed Rexam debt.

During the second quarter of 2017, the company finalized the allocation of the purchase price for the Rexam acquisition. The measurement period adjustments to the acquisition fair values and useful lives for acquired identifiable intangible assets and fixed assets were due to the refinement of our valuation models, assumptions and inputs. The updated assumptions and inputs incorporated additional information obtained subsequent to the closing of the transaction related to facts and circumstances that existed as of the acquisition date. The final purchase price allocation changes during the second quarter of 2017 included an increase of $590 million in the value of intangible assets, an increase of $31 million in the value of investments in affiliates and a decrease of $384 million in the value of goodwill. Net long-term deferred tax liabilities also increased by $244 million primarily due to the tax effect of these changes to the final purchase price allocation. The company recorded an additional charge of $35 million in 2017 in relation to the year ended December 31, 2016, for incremental depreciation and amortization related to the finalization of Rexam asset values and useful lives.

The cumulative impacts of all adjustments have been reflected in the consolidated financial statements, which are summarized in the table below:

June 30,
($ in millions)	2016

Cash	$450
Receivables, net	778
Inventories, net	782
Other current assets	165
Assets held for sale (sold to Ardagh on June 30, 2016)	911
Total current assets	3,086

Property, plant and equipment	2,301
Goodwill	3,415
Intangible assets	2,478
Restricted cash	174
Other assets	490
Total assets acquired	11,944

Short-term debt and current portion of long-term debt	2,792
Accounts payable	858
Accrued employee costs	135
Liabilities held for sale (sold to Ardagh on June 30, 2016)	7
Other current liabilities	373
Total current liabilities	4,165

Long-term debt	28
Employee benefit obligations	508
Deferred taxes and other liabilities	993
Total liabilities assumed	5,694

Net assets acquired	6,250

Noncontrolling interests	(90)
Aggregate value of consideration paid	$6,160

The following table details the identifiable intangible assets acquired, their fair values and estimated useful lives:

($ in millions)	Fair Value	Weighted- Average Estimated Useful Life (in Years)

Customer relationships	$2,437	17
Trademarks	41	3
	$2,478

Because the acquisition of Rexam was a stock purchase, neither the goodwill nor the intangible assets acquired are deductible under local country corporate tax laws; however, they will generally be deductible in computing earnings and profits for U.S. tax purposes.

The following unaudited pro forma consolidated results of operations (pro forma information) have been prepared as if the acquisition of Rexam and the sale of the Divestment Business had occurred as of January 1, 2015. The pro forma information combines the historical results of Ball and Rexam. The pro forma information is not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the periods presented, nor is it necessarily indicative of the results that may be obtained in the future.

	Years Ended December 31,
($ in millions, except per share amounts)	2016	2015

Net sales (a)	$10,455	$11,190
Net earnings attributable to Ball Corporation (b)	227	(417)
Basic earnings per share	0.65	(1.19)
Diluted earnings per share	0.64	(1.19)

(a)	Net sales were adjusted to include net sales of Rexam. The company also excluded the net sales attributable to the Divestment Business.
(b)	Pro forma adjustments to net earnings attributable to Ball Corporation were adjusted as follows:
•

Excludes acquisition-related transaction costs and debt refinancing costs incurred in the year ended December 31, 2016, pro forma statements of earnings. The twelve months ended December 31, 2015, pro forma net earnings were adjusted to include the acquisition-related transaction costs and debt refinancing costs incurred in the year ended December 31, 2016, as the pro forma information shown assumes that the Rexam acquisition has been consummated as of January 1, 2015.

•	Includes interest expense associated with the new debt utilized to finance the acquisition.
•	Includes depreciation and amortization expense based on the final fair value of property, plant and equipment and amortizable intangible assets acquired.
•

Includes an additional charge to cost of sales of $84 million in the year ended December 31, 2015, based on the step-up value of inventory, and removes the charge of $84 million for the year ended December 31, 2016.

•	Excludes net earnings attributable to the Divestment Business for the years ended December 31, 2016 and 2015.
•	Excludes the gain on sale of the Divestment Business for the year ended December 31, 2016.
•	Includes the effect of final measurement period adjustments for the years ended December 31, 2016 and 2015.

All of these pro forma adjustments were adjusted for the applicable income tax impacts. Ball has applied enacted statutory tax rates in the U.K. during the periods indicated above. Ball used a tax rate of 20 percent and 20.25 percent to calculate the financing, acquisition and divestment business-related adjustments for the years ended December 31, 2016 and 2015, respectively. However, the tax impact on acquisition-related transaction costs already incurred was recorded at a U.S. statutory rate of approximately 37 percent as these transaction costs were incurred in the U.S. These rates may not be reflective of Ball’s effective tax rate for future periods after the Rexam acquisition and sale of the Divestment Business.

In the fourth quarter of 2015, Ball completed the acquisition of the remaining outstanding noncontrolling interests in a Ball-consolidated joint venture company (Latapack-Ball) organized and operating in Brazil. Ball and its joint venture partners reached an agreement for the partners to exchange all of their interest in Latapack-Ball for a total of approximately 11.4 million treasury shares of Ball common stock, as retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017, and $17 million of cash. The acquisition of the noncontrolling interests in the joint venture was completed in December 2015, and Latapack-Ball is now a wholly owned subsidiary of Ball and its results are recorded in the beverage packaging, South America, segment.

Food and Aerosol Paint and General Line Plant

In March 2017, the company sold its paint and general line can manufacturing facility in Hubbard, Ohio, for approximately $32 million in cash and recorded a $15 million gain on the sale.

Food and Aerosol Specialty Tin Business

In October 2016, the company sold its specialty tin manufacturing facility in Baltimore, Maryland, for approximately $24 million in cash and recorded a $9 million gain on the sale.

Wavefront Technologies (Wavefront)

In January 2016, the company acquired Wavefront located in Annapolis Junction, Maryland, for total cash consideration of $36 million, net of cash acquired. Wavefront provides systems and network engineering, software development software and analytical services for cyber and mission-focused programs to the U.S. government and commercial industry. The financial results of Wavefront have been included in our aerospace segment from the date of acquisition. The acquisition is not material to the company.

5.  Business Consolidation and Other Activities

Following is a summary of business consolidation and other activity (charges) income included in the consolidated statements of earnings:

	Years Ended December 31,
($ in millions)	2017	2016	2015

Beverage packaging, North and Central America	$(47)	$(20)	$(19)
Beverage packaging, South America	(5)	(15)	(3)
Beverage packaging, Europe	(89)	(24)	(10)
Food and aerosol packaging	6	(26)	—
Aerospace	—	—	1
Other	(86)	(252)	(164)
	$(221)	$(337)	$(195)

2017

Beverage Packaging, North and Central America

During 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant is expected to cease production by the end of the second quarter of 2018, and the Chatsworth and Longview plants are expected to cease production by the end of the third quarter of 2018. During 2017, the company recorded charges of $29 million for employee severance and benefits and $4 million for facility shutdown costs, asset impairment, accelerated depreciation and other costs related to the closures. The majority of these charges are expected to be paid by the end of the third quarter of 2018.

In 2016, the company announced the closure of its beverage packaging facility in Reidsville, North Carolina, which ceased production during the second quarter of 2017. During 2017, the company recorded charges of $9 million for employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs related to the closure of its Reidsville, North Carolina, plant.

Other charges in 2017 included $5 million of individually insignificant activities.

Beverage Packaging, South America

Charges in 2017 included $3 million of professional services and other costs associated with the acquisition of Rexam and $2 million for individually insignificant activities.

Beverage Packaging, Europe

During 2017, the company closed its beverage packaging facility in Recklinghausen, Germany. During 2017, the company recorded charges of $59 million for employee severance and benefits and $22 million for facility shutdown costs, asset impairment, accelerated depreciation and other costs. The company expects to incur approximately $15 million of additional expense related to the closure. The majority of these charges are expected to be paid by the end of 2018.

During 2017, the company recorded charges of $4 million for professional services and other costs associated with the acquisition of Rexam.

Other charges in 2017 included $4 million for individually insignificant activities.

Food and Aerosol Packaging

During 2017, the company recorded charges of $7 million for facility shutdown costs and accelerated depreciation for the closure of its Weirton, West Virginia, plant.

In 2017, the company sold its food and aerosol packaging paint and general line can plant in Hubbard, Ohio, and recorded a gain on sale of $15 million.

Other charges in 2017 included $2 million for individually insignificant activities.

Other

During 2017, the company recorded the following amounts:

•

A settlement loss of $44 million primarily related to the purchase of non-participating group annuity contracts to settle a portion of the projected pension benefit obligations in certain Ball U.S. defined benefit pension plans which triggered settlement accounting. The settlement loss primarily represented a pro rata portion of the aggregate unamortized actuarial loss in these pension plans.

•	Expense of $34 million for the estimated amount of claims covered by the indemnification for certain tax matters provided to the buyer in the sale of the Divestment Business.
•	Expense of $25 million for long-term incentive and other compensation arrangements associated with the Rexam acquisition.
•	A $55 million gain recognized in connection with the sale of the Ball portion of the Divestment Business.
•	Expense of $12 million for professional services and other costs associated with the acquisition of Rexam.
•	Expense of $26 million for individually insignificant activities.

2016

Beverage Packaging, North and Central America

During 2016, the company recorded charges of $4 million for professional services and other costs associated with the acquisition of Rexam.

During 2016, the company recorded charges of $4 million related to the plant closure in Bristol, Virginia, announced in 2015.

In 2016, the company announced the planned closure of its beverage packaging facility in Reidsville, North Carolina, which ceased production in 2017. Charges in 2016 of $9 million were comprised of employee severance, pension and other benefits, asset impairments, and facility shut down and disposal costs.

Other charges in 2016 included $3 million of individually insignificant activities.

Beverage Packaging, South America

During 2016, the company recorded charges of $14 million for professional services and other costs associated with the acquisition of Rexam.

Other charges in 2016 included $1 million of individually insignificant activities.

Beverage Packaging, Europe

During 2016, the company recorded charges of $22 million for professional services and other costs associated with the acquisition of Rexam.

Other charges in 2016 included $2 million of individually insignificant activities.

Food and Aerosol Packaging

In 2016, the company announced the planned closure of its food and aerosol packaging flat sheet production and end-making facility in Weirton, West Virginia, which ceased production in the first quarter of 2017. Charges in 2016 of $18 million were composed of employee severance and benefits, facility shutdown costs, and asset impairment and disposal costs.

In 2016, the company sold its specialty tin manufacturing facility in Baltimore, Maryland, which resulted in a gain on sale of $9 million.

During 2016, the company rationalized certain manufacturing equipment to align production capacity with its customer requirements. The charge recorded of $10 million included accelerated depreciation of the rationalized equipment and write offs of costs associated with relocated assets.

Other charges in 2016 included $7 million of individually insignificant activities.

Other

During 2016, the company recorded the following charges:

•	Expense of $301 million for professional services and other costs associated with the acquisition of Rexam.
•

Foreign currency losses of  $173 million from the revaluation of foreign currency denominated restricted cash and intercompany loans related to the cash component of the Rexam acquisition purchase price, the sale of the Divestment Business and the revaluation of the euro-denominated debt issuance obtained in December 2015.

•	Expense of $108 million for long-term incentive and other compensation arrangements associated with the Rexam acquisition.
•	A gain of $344 million in connection with the sale of the Ball portion of the Divestment Business.
•	Expense of $14 million for individually insignificant activities.

2015

Beverage Packaging, North and Central America

During 2015, the company announced the planned closure of its Bristol, Virginia, beverage packaging end-making facility, which ceased production in 2016. The company recorded charges of $19 million in 2015, which were comprised of $17 million in severance, pension and other employee benefits and other individually insignificant items totaling $2 million.

Beverage Packaging, South America

During 2015, the company recognized charges of $3 million for individually insignificant items.

Beverage Packaging, Europe

During 2015, the company recorded a charge of $5 million for the write down of property held for sale to fair value less cost to sell.

During 2015, the company also recognized charges of $5 million for individually insignificant items.

Aerospace

During 2015, the company recognized a net $1 million gain for individually insignificant items.

Other

During the year ended December 31, 2015, the company recorded the following charges:

•	Expenses of $139 million for professional services and other costs associated with the acquisition of Rexam announced in February 2015.
•

$14 million of net foreign currency gains and losses from the revaluation of foreign currency denominated restricted cash held to pay a portion of the cash component of the Rexam acquisition purchase price and the revaluation of the euro-denominated debt issuance in December 2015.

•	Expenses of $11 million for individually insignificant activities.

Following is a summary by segment for the restructuring liabilities recorded in other current liabilities and accrued employee costs in connection with business consolidation activities:

($ in millions)	Beverage Packaging, North & Central America	Beverage Packaging, Europe	Food & Aerosol Packaging	Other	Total

Balance at December 31, 2016	$8	$4	$6	$2	$20
Charges in earnings	24	67	8	1	100
Cash payments and other activity	(6)	(30)	(13)	(3)	(52)
Balance at December 31, 2017	$26	$41	$1	$—	$68

6.  Receivables

	December 31,
($ in millions)	2017	2016

Trade accounts receivable	$1,353	$1,169
Less allowance for doubtful accounts	(10)	(11)
Net trade accounts receivable	1,343	1,158
Other receivables	291	333
	$1,634	$1,491

Net accounts receivable under long-term contracts, due primarily from agencies of the U.S. government and their prime contractors, were $214 million and $224 million for the years ended December 31, 2017 and 2016, respectively, and included $153 million and $165 million at each period end, respectively, representing the recognized sales value of performance that was not yet billable to customers. The average length of the long-term contracts is approximately 2.7 years, and the average length remaining on those contracts at December 31, 2017, was one year. At December 31, 2017, $214 million of net accounts receivables is expected to be collected within the next year and is related to customary fees and cost withholdings that will be paid upon milestone or contract completions, as well as final overhead rate settlements.

Other receivables include income and sales tax receivables, certain vendor rebate receivables and other miscellaneous receivables.

The company has entered into several regional uncommitted and committed accounts receivable factoring programs with various financial institutions for certain receivables of the company. Programs accounted for as true sales of the receivables, without recourse to Ball, had combined limits of approximately $1.0 billion at December 31, 2017. A total of $439 million and $374 million were available for sale under these programs as of December 31, 2017 and 2016, respectively.

7.  Inventories

	December 31,
($ in millions)	2017	2016

Raw materials and supplies	$691	$607
Work-in-process and finished goods	902	839
Less inventory reserves	(67)	(33)
	$1,526	$1,413

8.  Property, Plant and Equipment

	December 31,
($ in millions)	2017	2016

Land	$172	$105
Buildings	1,390	1,301
Machinery and equipment	5,282	4,723
Construction-in-progress	542	503
	7,386	6,632
Accumulated depreciation	(2,776)	(2,245)
	$4,610	$4,387

Property, plant and equipment are stated at historical or acquired cost. Depreciation expense amounted to $509 million, $349 million and $247 million for the years ended December 31, 2017, 2016 and 2015, respectively. Noncash investing activities include the acquisition of property, plant and equipment that has not yet been paid. These noncash capital expenditures are excluded from the statement of cash flows and were $124 million for the year ended December 31, 2017.

9.  Goodwill

($ in millions)	Beverage Packaging, North & Central America	Beverage Packaging, South America	Beverage Packaging, Europe	Food & Aerosol Packaging	Aerospace	Other	Total

Balance at December 31, 2015	$561	$100	$817	$612	$9	$78	$2,177
Business acquisition	1,053	901	1,625	—	31	192	3,802
Business dispositions	—	(31)	(783)	(8)	—	—	(822)
Effects of currency exchange	—	—	(27)	(5)	—	(30)	(62)
Balance at December 31, 2016	$1,614	$970	$1,632	$599	$40	$240	$5,095
Opening balance sheet adjustments	(339)	329	(274)	—	—	(68)	(352)
Business dispositions	—	—	—	(9)	—	—	(9)
Effects of currency exchange	—	—	173	19	—	7	199
Balance at December 31, 2017	$1,275	$1,299	$1,531	$609	$40	$179	$4,933

During the second quarter of 2017, the company finalized the allocation of the purchase price for the Rexam acquisition. The decrease related to goodwill is a result of the finalization of fair values and useful lives of fixed assets and intangibles acquired in the Rexam acquisition.

The company’s annual goodwill impairment test completed in the fourth quarter of 2017 indicated that the fair value of the metal beverage packaging, Asia Pacific (Beverage Asia Pacific) reporting unit exceeded its carrying amount by approximately 24 percent. The current supply of metal beverage packaging exceeds demand in China, resulting in pricing pressure and negative impacts on the profitability of our Beverage Asia Pacific reporting unit. If it becomes an expectation that this oversupply situation will continue for an extended period of time, the company may be required to record a noncash impairment charge for some or all of the goodwill associated with the Beverage Asia Pacific reporting unit, the total balance of which was $78 million at December 31, 2017.

10.  Intangible Assets, net

	December 31,
($ in millions)	2017	2016

Acquired Rexam intangibles (net of accumulated amortization of $246 million at December 31, 2017, and $62 million at December 31, 2016)	$2,303	$1,766
Capitalized software (net of accumulated amortization of $129 million at December 31, 2017, and $87 million at December 31, 2016)	84	79
Other intangibles (net of accumulated amortization of $163 million at December 31, 2017, and $143 million at December 31, 2016)	75	89
	$2,462	$1,934

Total amortization expense of intangible assets amounted to $220 million, $104 million and $39 million for the years ended December 31, 2017, 2016 and 2015, respectively, including $162 million in 2017 and $65 million in 2016 of amortization expense related to the acquired intangible assets from Rexam. Based on intangible asset values and currency exchange rates as of December 31, 2017, total annual intangible asset amortization expense is expected to be $208 million, $195 million, $184 million, $175 million and $169 million for the years ending December 31, 2018 through 2022, respectively, and $1.5 billion combined for all years thereafter.

11.  Other Assets

	December 31,
($ in millions)	2017	2016

Long-term deferred tax assets	$325	$443
Long-term pension assets	504	147
Investments in affiliates	274	204
Company and trust-owned life insurance	160	146
Other	143	164
	$1,406	$1,104

Investments in affiliates primarily includes the company’s 40 percent ownership interest in an entity in South Korea, a 50 percent ownership interest in an entity in Guatemala, a 50 percent ownership interest in an entity in Panama, a 50 percent ownership interest in an entity in Vietnam, and a 50 percent ownership interest in an entity in the U.S.

12.  Leases

The company leases office, warehousing and manufacturing space and certain equipment in the packaging segments and office and technical space in the aerospace segment. Total noncancellable operating leases in effect at December 31, 2017, require rental payments of $45 million, $34 million, $25 million, $21 million and $16 million for the years 2018 through 2022, respectively, and $67 million combined for all years thereafter. Lease expense for all operating leases was $77 million, $57 million and $66 million in 2017, 2016 and 2015, respectively.

13.  Debt and Interest Costs

Long-term debt and interest rates in effect consisted of the following:

	December 31,
($ in millions)	2017	2016

Senior Notes
5.25% due July 2025	$1,000	$1,000
4.375% due December 2020	1,000	1,000
4.00% due November 2023	1,000	1,000
4.375%, euro denominated, due December 2023	840	736
5.00% due March 2022	750	750
3.50%, euro denominated, due December 2020	480	421
Senior Credit Facilities, due March 2021 (at variable rates)
Term A loan, due June 2021	1,313	1,383
Term A loan, euro denominated, due June 2021	—	954
Multi-currency, U.S. dollar revolver, due March 2021	285	190
Other (including debt issuance costs)	(37)	(45)
	6,631	7,389
Less: Current portion of long-term debt	(113)	(79)
	$6,518	$7,310

Following is a summary of debt refinancing and other costs included in the consolidated statements of earnings:

	Years Ended December 31,
($ in millions)	2017	2016	2015

Debt Refinancing and Other Costs:
Interest expense on 3.5% and 4.375% senior notes	$—	$(49)	$(5)
Refinance of bridge and revolving credit facilities	—	(30)	(16)
Economic hedge - interest rate risk	—	(20)	(16)
Amortization of unsecured, committed bridge facility financing fees	—	(7)	(23)
Redemption of 6.75% and 5.75% senior notes, due September 2020 and May 2021, respectively, and refinance of senior credit facilities	—	—	(57)
Individually insignificant items	(3)	(3)	—
	$(3)	$(109)	$(117)

The senior credit facilities include long-term, multi-currency committed revolving credit facilities that provide the company with up to the U.S. dollar equivalent of $1.5 billion. At December 31, 2017, taking into account outstanding letters of credit, approximately $1.2 billion was available under these revolving credit facilities. In addition, the company had $751 million of short-term uncommitted credit facilities available at December 31, 2017, of which $340 million was outstanding and due on demand. At December 31, 2016, the company had $143 million outstanding under short-term uncommitted credit facilities. The weighted average interest rate of the outstanding short-term facilities was 2.31 percent at December 31, 2017, and 1.67 percent at December 31, 2016.

In anticipation of the June 2016 acquisition of Rexam, the company entered into a £3.3 billion Bridge Facility in February 2015. Additionally, in December 2015, Ball issued $1 billion of 4.375 percent senior notes, €400 million of 3.5 percent senior notes and €700 million of 4.375 percent senior notes. The company elected to restrict these proceeds in an escrow account, which enabled the reduction of its Bridge Facility to £1.9 billion. Until the acquisition was consummated, interest on the Bridge Facility and these senior notes was included in debt refinancing and other costs.

In March 2016, Ball refinanced in full its then existing £1.9 billion Bridge Facility with a $1.4 billion Term A loan facility available to Ball and a €1.1 billion Term A loan facility available to a subsidiary of Ball (collectively, the Term Loans), and refinanced in full its then existing revolving credit facility with a long-term, multi-currency revolver available until March 2021. The euro Term A loan was repaid during 2017.

In connection with the June 2016 acquisition of Rexam, Ball assumed Rexam’s debt of approximately $2.8 billion, of which $2.7 billion was extinguished in July and August 2016. The company used the proceeds from the sale of the Divestment Business to partially extinguish the assumed Rexam debt. Also in July 2016, Ball repaid the Latapack-Ball notes.

Fees paid in connection with obtaining financing for the Rexam acquisition, which totaled $32 million and $77 million in 2016 and 2015, respectively, are classified as other, net in cash flows from financing activities in the consolidated statements of cash flows.

The fair value of the long-term debt was estimated to be $7.0 billion at December 31, 2017, which approximated its carrying value of $6.6 billion. The fair value was estimated to be $7.7 billion at December 31, 2016, which approximated its carrying value of $7.4 billion. The fair value reflects the market rates at each period end for debt with credit ratings similar to the company’s ratings and is classified as Level 2 within the fair value hierarchy. Rates currently available to the company for loans with similar terms and maturities are used to estimate the fair value of long-term debt based on discounted cash flows.

Long-term debt obligations outstanding at December 31, 2017, have maturities (excluding unamortized debt issuance costs of $60 million) of $113 million, $218 million, $1.6 billion, $1.1 billion and $750 million in the years ending December 31, 2018 through 2022, respectively, and $2.8 billion thereafter.

Ball provides letters of credit in the ordinary course of business to secure liabilities recorded in connection with certain self-insurance arrangements. Letters of credit outstanding at December 31, 2017 and 2016, were $33 million and $32 million, respectively.

Interest payments were $287 million, $190 million and $130 million in 2017, 2016 and 2015, respectively.

The company’s senior notes and senior credit facilities are guaranteed on a full, unconditional and joint and several basis by certain of the company’s material subsidiaries. Each of the guarantor subsidiaries is 100 percent owned by Ball Corporation. These guarantees are required in support of these notes and credit facilities, are coterminous with the terms of the respective note indentures and would require performance upon certain events of default referred to in the respective guarantees. Note 22 includes further details about the company’s debt guarantees and Note 23 contains further details, as well as required condensed consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries as defined in the debt agreements.

The U.S. note agreements and bank credit agreement contain certain restrictions relating to dividend payments, share repurchases, investments, financial ratios, guarantees and the incurrence of additional indebtedness. The most restrictive of the company’s debt covenants require the company to maintain a leverage ratio (as defined) of no greater than 4 times at December 31, 2017.

The company was in compliance with all loan agreements and debt covenants at December 31, 2017 and 2016, and has met all debt payment obligations.

14.  Taxes on Income

The amount of earnings (loss) before income taxes is:

	Years Ended December 31,
($ in millions)	2017	2016	2015

U.S.	$147	$(381)	$47
Foreign	367	506	299
	$514	$125	$346

The provision (benefit) for income tax expense is:

	Years Ended December 31,
($ in millions)	2017	2016	2015

Current
U.S.	$6	$(3)	$26
State and local	—	27	7
Foreign	77	143	76
Total current	83	167	109

Deferred
U.S.	92	(67)	(38)
State and local	7	(17)	(4)
Foreign	(17)	(209)	(20)
Total deferred	82	(293)	(62)
Tax provision (benefit)	$165	$(126)	$47

The income tax provision recorded within the consolidated statements of earnings differs from the provision determined by applying the U.S. statutory tax rate to pretax earnings as a result of the following:

	Years Ended December 31,
($ in millions)	2017	2016	2015

Statutory U.S. federal income tax	$180	$44	$121
Increase (decrease) due to:
Foreign tax rate differences including tax holidays	(52)	(71)	(51)
Foreign tax law and rate changes	(28)	—	—
U.S. tax reform (a)	83	—	—
Permanent differences on business dispositions	18	(62)	—
Foreign subsidiaries restructuring	—	(145)	—
Non-deductible transaction costs	—	52	—
U.S. state and local taxes, net	3	6	2
U.S. taxes on foreign earnings, net of tax deductions and credits	(6)	21	2
U.S. manufacturing deduction	(8)	—	(4)
U.S. research and development tax credits	(9)	(9)	(15)
Uncertain tax positions, including interest	(3)	3	(4)
Company and trust-owned life insurance	(7)	(6)	(2)
Change in valuation allowances	15	46	—
Benefit from equity compensation	(16)	(5)	—
Other, net	(5)	—	(2)
Provision (benefit) for taxes	$165	$(126)	$47
Effective tax rate expressed as a percentage of pretax earnings	32.1%	(100.8)%	13.6%

(a)

Includes the impact of the tax expense accrued on undistributed foreign earnings, net of the related foreign tax credits.  The total income tax provision impact of the transition tax, net of associated foreign tax credit, is offset by a corresponding change in the valuation allowance previously recorded against U.S. foreign tax credit carryforwards.

The 2017 effective income tax rate was 32.1 percent compared to negative 100.8 percent for 2016. The effective rate was increased by 16.1 percent for U.S. tax reform, including the impact of the transition tax and remeasurement of the company’s net deferred tax asset in the U.S., and by 3.5 percent for discrete tax costs associated with certain business dispositions. The effective rate was reduced by 7.2 percent for the impact of the foreign tax rate differential, net of valuation allowance impact, and tax holidays versus the U.S. tax rate, and by 5.4 percent for the impact of current year changes in various foreign tax laws, including the U.K. The 2017 effective rate was also reduced by 3.1 percent for the discrete tax benefit associated with the adoption in the first quarter of 2017 of amendments to existing accounting guidance for stock-based compensation, by 1.8 percent for the impact of the U.S. R&D credit, and by 1.6 percent for the impact of the U.S. domestic manufacturing deduction and of the foregoing, the impact of U.S. tax reform, discrete tax costs associated with certain business dispositions, the impact of current year changes to certain foreign tax laws and the impact of the domestic manufacturing deduction are primarily related to discrete transactions or changes in tax law that are not expected to recur in future periods.

The 2016 effective income tax rate was negative 100.8 percent compared to 13.6 percent for 2015. The lower tax rate in 2016 compared to 2015 was primarily due to the tax benefit recorded for tax deductible goodwill created as a result of the 2016 legal entity restructuring in Brazil. The 2016 tax rate was also reduced for increased benefits from foreign tax rate differences related to 2016 acquisitions and by permanent differences on 2016 business dispositions. These amounts were partially offset by the tax impact of non-deductible transaction costs related to 2016 acquisitions and increases in valuation allowances, primarily for losses in the U.K. where no tax benefit was expected.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the Act) was signed into law. The Act significantly changed U.S. income tax law by, among other things, reducing the U.S. federal income tax rate from 35 percent to 21 percent, transitioning from a global tax system to a modified territorial tax system, eliminating the domestic manufacturing deduction, providing for immediate expensing of certain qualified capital expenditures and limiting the tax deductions for interest expense and executive compensation. In the fourth quarter of 2017, the company recorded tax expense of $83 million for the estimated impact of the mandatory deemed repatriation of its foreign earnings and revaluation of its U.S. deferred tax assets and liabilities. The company’s review of the implications of the Act will be ongoing throughout 2018, and as such, adjustments to any provisional estimates of the Act’s impact may be required. These provisional estimates are as follows:

•

Reduction of U.S. federal corporate tax rate: The company has recorded a provisional increase to tax expense of $52 million for the estimated impact of revaluing its net deferred tax asset position in the U.S. at the new 21 percent corporate tax rate. While this is a reasonable estimate, it may be impacted by other analyses related to the Act, including the calculation of the transition tax;

•

Transition tax: The company has recorded a provisional increase to tax expense of $31 million to reflect the impact of the tax on accumulated untaxed earnings and profits (E&P) of certain foreign affiliates. To determine the amount of the transition tax, the amount of the post-1986 E&P and the amount of non-U.S. income taxes paid on such earnings must be calculated for all relevant foreign affiliates. While this estimated impact is reasonable, additional information will be gathered and analyzed in order to more precisely calculate the final impact of the transition tax;

•

Valuation allowances: The company must assess the impact of the various aspects of the Act on its valuation allowance analyses, including the transition tax. As the company has recorded provisional estimates with respect to certain aspects of the Act, any corresponding impacts from changes in valuation allowances are also provisional estimates; and

•

Cost recovery: The company has made a provisional estimate of the impact on its current tax expense and deferred tax liabilities associated with the new immediate expensing provisions for certain qualifying expenditures made after September 27, 2017. The estimate will be refined as the necessary computations are completed with respect to the full inventory of all qualifying 2017 expenditures.

Due to the complexity of the new provisions for global intangible low-taxed income (GILTI) and the base erosion anti-abuse tax (BEAT), the company is continuing to evaluate the accounting implications of these provisions of the Act. The company is allowed to make an accounting policy choice of either (1) treating taxes due for GILTI or BEAT as a current-period expense when incurred or (2) factoring such amounts into the company’s measurement of its deferred taxes. The calculation of the impact and selection of an accounting policy will depend on a detailed analysis of the company’s global income and other tax attributes to determine the potential impact, if any, of these provisions. The company is not currently able to determine a reasonable estimate for these items. As a result, no estimate has been recorded and no policy decision has yet been made regarding whether to factor the impact of GILTI or BEAT into the company’s measurement of its deferred taxes.

Based on its previous indefinite reinvestment assertion, the company has not historically provided deferred taxes on earnings in certain non-U.S. subsidiaries because such earnings were intended to be indefinitely reinvested in its international operations. Retained earnings in non-U.S. subsidiaries were $2.8 billion as of December 31, 2017. While it is not practical to estimate the additional taxes, including foreign withholding taxes, that may become payable if these earnings were remitted to the U.S., as a result of the company’s inclusion of a provisional transition tax estimate, U.S. tax has been accrued with respect to this amount.

With the introduction of a modified territorial tax system in the Act, the company is currently reviewing its previously stated intent to indefinitely reinvest the undistributed earnings of certain of its foreign subsidiaries. As the company does not believe a reasonable estimate of the impact of the Act on its indefinite reinvestment assertion can currently be determined, no provisional estimate has been recorded as allowed by applicable accounting standards. When either a reasonable estimate or the final determination becomes available, the impact will be recorded in the corresponding reporting period, no later than December 2018.

Ball’s Serbian subsidiary was granted an income tax holiday that applies to only a portion of earnings and expired at the end of 2015. In addition, the Serbian subsidiary was granted tax relief equal to 80 percent of additional local investment over a ten-year period that will expire in 2022. The tax relief may be used to offset tax on earnings not covered by the initial tax holiday and has $12 million remaining as of December 31, 2017. Ball’s Polish subsidiary was granted a tax holiday in 2014 based on new capital investment. The holiday provides up to $34 million of tax relief over a ten-year period of which $33 million remained as of December 31, 2017. Several of Ball’s Brazilian subsidiaries benefit from various tax holidays with expiration dates ranging from 2022 to 2025. These tax holidays reduced income tax by $47 million, $20 million and $16 million, respectively, for 2017, 2016 and 2015.

Net income tax payments were $107 million, $68 million and $58 million in 2017, 2016 and 2015, respectively.

The significant components of deferred tax assets and liabilities were:

	December 31,
($ in millions)	2017	2016

Deferred tax assets:
Deferred compensation	$71	$110
Accrued employee benefits	104	188
Deferred revenue	14	34
Accrued pensions	164	228
Inventory and other reserves	42	87
Net operating losses, foreign tax credits and other tax attributes	369	425
Unrealized losses on currency exchange and derivative transactions	5	59
Goodwill and other intangible assets	98	100
Other	30	64
Total deferred tax assets	897	1,295
Valuation allowance	(165)	(183)
Net deferred tax assets	732	1,112
Deferred tax liabilities:
Property, plant and equipment	(334)	(428)
Goodwill and other intangible assets	(697)	(590)
Pension assets	(56)	—
Other	(15)	(90)
Total deferred tax liabilities	(1,102)	(1,108)
Net deferred tax asset (liability)	$(370)	$4

The net deferred tax asset was included in the consolidated balance sheets as follows:

	December 31,
($ in millions)	2017	2016

Other assets	$325	$443
Deferred taxes and other liabilities	(695)	(439)
Net deferred tax asset (liability)	$(370)	$4

Due to the remeasurement of U.S. deferred tax balances under the Act, as well as reductions in deferred tax assets related to pension assets, the net deferred tax position shifted from an asset to a liability as of December 31, 2017.

At December 31, 2017, Ball has recorded deferred tax assets related to federal and foreign net operating and capital loss carryforwards of approximately $327 million, and state net operating loss carryforwards of $42 million. These attributes are spread across the regions in which the company operates, including Europe, North and Central America, Asia and South America, and generally have expiration periods beginning in 2018 to indefinite, with the largest portion not expiring until 2029. Each has been assessed for realization as of December 31, 2017. As a result of tax law changes from the Act, Ball has utilized all U.S. foreign tax credit, research and development credit and alternative minimum tax credit carryforwards as of December 31, 2017.

In 2017, the company’s overall valuation allowances decreased by a net $18 million. Decreases to the valuation allowance were primarily due to the release of the company’s $46 million valuation allowance on its foreign tax credit carryforwards that will be realized against a portion of the transition tax incurred as a result of the Act and a net decrease of $6 million related to the law change in the U.K., including valuation allowances established against nondeductible interest expense. These items all had an impact on Ball’s effective rate and are included as components of U.S. tax reform, foreign tax law changes and foreign tax rate differences in the rate reconciliation. This net decrease was offset by increases for recording additional valuation allowances of $19 million related to the 2016 acquisition of Rexam and for unusable 2017 losses of $15 million incurred in various jurisdictions. The increase in unusable losses had a tax rate impact which is reflected in the valuation allowance line of the rate reconciliation.

A  rollforward of the unrecognized tax benefits, included in other noncurrent liabilities, related to uncertain income tax positions at December 31 follows:

($ in millions)	2017	2016	2015

Balance at January 1	$77	$51	$66
Additions related to acquisitions	—	55	—
Additions based on tax positions related to the current year	18	18	1
Additions for tax positions of prior years	1	6	2
Reductions related to Divestment Business	—	(30)	—
Reductions for tax positions from prior years	—	(5)	—
Reductions for settlements	(7)	—	(8)
Reductions due to lapse of statute of limitations	(12)	(16)	(6)
Effect of foreign currency exchange rates	7	(2)	(4)
Balance at December 31	$84	$77	$51

The annual provisions for income taxes included a tax benefit related to uncertain tax positions, including interest and penalties, of $3 million in 2017, a tax expense of $3 million in 2016, and a tax benefit of $4 million in 2015.

At December 31, 2017, the amounts of unrecognized tax benefits that, if recognized, would reduce tax expense were $99 million. The company and its subsidiaries file various income tax returns in the U.S. federal, various state, local and foreign jurisdictions. The U.S. federal statute of limitations is closed for years prior to 2014. With a few exceptions, the company is no longer subject to examination by state and local tax authorities for years prior to 2010. The company’s significant non-U.S. filings are in Germany, France, the U.K., Spain, the Netherlands, Poland, Serbia, Switzerland, Sweden, Russia, Turkey, Egypt, Saudi Arabia, the PRC, Canada, Brazil, the Czech Republic, Mexico, Chile and Argentina. The company’s foreign statutes of limitation are generally open for years after 2011.  At December 31, 2017, the company is either under examination or has been notified of a pending examination by tax authorities in the U.S., Germany, the U.K., the PRC, Saudi Arabia, India and various U.S. states.

The company recognizes the accrual of interest and penalties related to unrecognized tax benefits in income tax expense. Ball recognized $4 million of tax benefit, $3 million of tax expense and $2 million of tax benefit in 2017, 2016 and 2015, respectively, for potential interest on these items. At December 31, 2017, 2016 and 2015, the accrual for uncertain tax positions included potential interest expense of $7 million, $10 million and $9 million, respectively. The company has accrued penalties of $10 million in both 2017 and 2016, while no penalties were accrued in 2015.

15.  Employee Benefit Obligations

	December 31,
($ in millions)	2017	2016

Underfunded defined benefit pension liabilities	$945	$963
Less: Current portion	(27)	(25)
Long-term defined benefit pension liabilities	918	938
Long-term retiree medical liabilities	196	208
Deferred compensation plans	275	272
Other	74	79
	$1,463	$1,497

During 2016, Ball acquired 11 pension plans and two retiree medical plans as part of the Rexam acquisition and divested plans in certain foreign countries. The company’s pension plans cover U.S., Canadian and various European employees meeting certain eligibility requirements. The defined benefit plans for salaried employees, as well as those for hourly employees in Sweden, Switzerland, the U.K. and Ireland provide pension benefits based on employee compensation and years of service. Plans for North American hourly employees provide benefits based on fixed rates for each year of service. While the German, Swedish and certain U.S. plans are not funded, the company maintains liabilities, and annual additions to such liabilities are generally tax deductible. With the exception of the unfunded German, Swedish and certain U.S. plans, our policy is to fund the defined benefit plans in amounts at least sufficient to satisfy statutory funding requirements, taking into consideration deductibility under existing tax laws and regulations.

The company also participates in three multi-employer defined benefit plans for which Ball is not the sponsor. The aggregated expense in 2017 for these plans of $2 million, which approximated the total annual funding, is included in the summary of net periodic benefit cost set forth below. The risks of participating in multi-employer pension plans are different from single-employer plans. Assets contributed to a multi-employer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. In the event that Ball withdraws from participation in one of these plans, applicable law could require the company to make additional lump-sum contributions to the plan. The company’s withdrawal liability for any multi-employer defined benefit pension plan would depend on the extent of the plan’s funding of vested benefits. Additionally, if a multi-employer defined benefit pension plan fails to satisfy certain minimum funding requirements, the IRS may impose a non deductible excise tax of 5 percent on the amount of the accumulated funding deficiency for those employers contributing to the plan.

Defined Benefit Pension Plans

Amounts recognized in the consolidated balance sheets for the funded status of our defined benefit pension plans consisted of:

	December 31,
	2017			2016
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total

Long-term pension asset	$—	$504	$504	$—	$147	$147
Defined benefit pension liabilities (a)	(641)	(304)	(945)	(679)	(284)	(963)
	$(641)	$200	$(441)	$(679)	$(137)	$(816)

(a)

Included is an unfunded, non-qualified U.S. plan obligation  of $34 million at December 31, 2017, that has been annuitized with a corresponding asset of $34 million ($3 million in other current assets and $31 million in other assets). At December 31, 2016, the unfunded non-qualified U.S. plan obligation of $33 million was annuitized with a corresponding asset of $33 million recorded in other assets.

An analysis of the change in benefit accruals for 2017 and 2016 follows:

	December 31,
	2017				2016
($ in millions)	U.S.		Foreign	Total	U.S.	Foreign	Total

Change in projected benefit obligation:
Benefit obligation at prior year end	$3,186		$3,437	$6,623	$1,362	$647	$2,009
Service cost	49		17	66	58	14	72
Interest cost	124		92	216	96	58	154
Benefits paid	(222)		(190)	(412)	(161)	(94)	(255)
Net actuarial (gains) losses	183		(242)	(59)	(47)	344	297
Curtailments and settlements including special termination benefits	(260)	(b)	(5)	(265)	—	—	—
Business acquisition	—		—	—	1,888	3,196	5,084
Business divestiture	—		—	—	—	(440)	(440)
Other	1		2	3	(10)	2	(8)
Effect of exchange rates	—		321	321	—	(290)	(290)
Benefit obligation at year end	3,061		3,432	6,493	3,186	3,437	6,623
Change in plan assets:
Fair value of assets at prior year end	2,507		3,300	5,807	988	316	1,304
Actual return on plan assets	224		180	404	(17)	163	146
Employer contributions (a)	174		9	183	111	185	296
Contributions to unfunded plans	6		20	26	4	18	22
Benefits paid	(222)		(190)	(412)	(161)	(94)	(255)
Curtailments and settlements including special termination benefits	(269)	(b)	(2)	(271)	—	—	—
Business acquisition	—		—	—	1,592	3,296	4,888
Business divestiture	—		—	—	—	(303)	(303)
Other	—		2	2	(10)	2	(8)
Effect of exchange rates	—		313	313	—	(283)	(283)
Fair value of assets at end of year	2,420		3,632	6,052	2,507	3,300	5,807
Funded status	$(641)		$200	$(441)	$(679)	$(137)	$(816)

(a)

In 2016, Rexam agreed to establish and fund an escrow cash account in the amount of $171 million on behalf of the acquired Rexam U.K. pension plan. This escrow amount was subsequently contributed to the U.K. pension plan in July 2016 and is reflected as employer contributions.

(b)	Relates to the purchase of non-participating group annuity contracts discussed below.

The company’s German, Swedish and certain U.S. plans are unfunded and the liabilities are included in the company’s consolidated balance sheets. Benefits are paid directly by the company to the participants.

Amounts recognized in accumulated other comprehensive (earnings) loss, including other postemployment benefits, consisted of:

	December 31,
	2017			2016
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total

Net actuarial (loss) gain	$(611)	$36	$(575)	$(585)	$(272)	$(857)
Net prior service (cost) credit	(1)	—	(1)	(11)	—	(11)
Tax effect and currency exchange rates	224	(10)	214	232	46	278
	$(388)	$26	$(362)	$(364)	$(226)	$(590)

The accumulated benefit obligation for all U.S. defined benefit pension plans was $2,996 million and $3,130 million at December 31, 2017 and 2016, respectively. The accumulated benefit obligation for all foreign defined benefit pension plans was $3,429 million and $3,433 million at December 31, 2017 and 2016, respectively. Following is the information for defined benefit plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2017			2016
($ in millions)	U.S.	Foreign	Total	U.S.	Foreign	Total

Projected benefit obligation	$3,061	$389	$3,450	$3,186	$326	$3,512
Accumulated benefit obligation	2,996	385	3,381	3,130	322	3,452
Fair value of plan assets (a)	2,420	85	2,505	2,507	43	2,550

(a)	The German, Swedish and certain U.S. plans are unfunded and, therefore, there is no fair value of plan assets associated with these plans.

Components of net periodic benefit cost were:

	Years Ended December 31,
	2017				2016			2015
($ in millions)	U.S.		Foreign	Total	U.S.	Foreign	Total	U.S.	Foreign	Total

Ball-sponsored plans:
Service cost	$49		$17	$66	$58	$14	$72	$52	$15	$67
Interest cost	124		92	216	96	58	154	57	18	75
Expected return on plan assets	(126)		(110)	(236)	(106)	(70)	(176)	(79)	(20)	(99)
Amortization of prior service cost	2		—	2	(1)	—	(1)	(1)	—	(1)
Recognized net actuarial loss	34		5	39	32	6	38	39	9	48
Curtailment and settlement losses including special termination benefits	47	(a)	(1)	46	—	80	80	5	—	5
Net periodic benefit cost for Ball sponsored plans	130		3	133	79	88	167	73	22	95

Net periodic benefit cost for multi-employer plans	2		—	2	2	—	2	1	—	1
Total net periodic benefit cost	$132		$3	$135	$81	$88	$169	$74	$22	$96

(a)

In 2017, the company recorded a $47 million loss of which $44 million is related to the purchase of non-participating group annuity contracts, as well as lump sum settlements for certain U.S. plans; see below for further discussion. The company recorded an additional $3 million for plant shut-down benefits in 2017. Included in 2016 is a curtailment charge of $80 million related to the sale of the Divestment Business. The expense in both years is included in business consolidation and other activities.

In August 2017, Ball completed the purchase of non-participating group annuity contracts that transferred to an insurance company the company’s pension benefit obligation for certain of its U.S. defined benefit pension plans. The $224 million purchase of annuity contracts triggered settlement accounting. Regular lump sums paid in the normal course of plan operations are also included in the total settlement amount. Both of these payments resulted in the recognition of a $44 million settlement loss which was recorded in business consolidation and other activities, recognizing amounts transferred from accumulated other comprehensive income. The pension obligation was also remeasured during the third quarter of 2017 for the U.S. plans impacted.

The estimated actuarial net loss and net prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive earnings (loss) into net periodic benefit cost during 2018 are a loss of $43 million and a cost of $2 million, respectively.

Contributions to the company’s defined benefit pension plans, not including the unfunded German, Swedish and certain U.S. plans, are expected to be approximately $41 million for the U.S. and $5 million for the foreign plans in 2018. This estimate may change based on changes in the Pension Protection Act, actual plan asset performance and available  company cash flow, among other factors. Benefit payments related to the U.S. plans are expected to be approximately $216 million for the year ended December 31, 2018, $206 million for each of the years ending December 31, 2019 through 2022, and a total of $1.0 billion for the years ending December 31, 2023 through 2027. Benefit payments for the foreign plans, excluding the German and Swedish plans, are expected to be $185 million, $191 million, $197 million, $204 million and $210 million for the years ending December 31, 2018 through 2022, respectively, and a total of $1.2 billion for the years ending December 31, 2023 through 2027.

Benefit payments to participants in the unfunded German, Swedish and certain U.S. plans are expected to be between $18 million to $21 million in each of the years ending December 31, 2018 through 2022 and a total of $80 million for the years ending December 31, 2023 through 2027.

Weighted average assumptions used to determine benefit obligations for the company’s significant North American plans at December 31 were:

	U.S.			Canada
	2017 (a)	2016 (a)	2015	2017		2016		2015
Discount rate	3.72%	4.26%	4.60%	2.80%		3.50%		3.50%
Rate of compensation increase	4.15%	4.14%	4.80%	N/A	(b)	N/A	(b)	3.00%

(a)	In 2017 and 2016, the weighted average assumptions for U.S. pension plans include pension plans assumed as part of the Rexam acquisition.
(b)	The Canadian plans are frozen.

Weighted average assumptions used to determine benefit obligations for the company’s significant European plans at December 31 were:

	U.K.			Germany
	2017 (a)	2016 (a)	2015	2017 (a)	2016 (a)	2015
Discount rate	2.55%	2.70%	3.75%	1.68%	1.54%	2.25%
Rate of compensation increase	4.41%	4.30%	3.00%	2.50%	2.50%	2.50%
Pension increase	3.41%	3.30%	3.15%	1.50%	1.50%	1.75%

(a)

In 2017 and 2016, the U.K. weighted average assumptions are for the acquired Rexam plan only, and the German assumptions include pension plans assumed as part of the Rexam acquisition and one legacy Ball plan.

Weighted average assumptions used to determine net periodic benefit cost for the company’s significant North American plans for the years ended December 31 were:

	U.S.			Canada
	2017 (a)	2016 (a)	2015	2017	2016	2015
Discount rate	4.27%	4.60%	4.15%	3.50%	3.50%	3.50%
Rate of compensation increase	4.14%	4.98%	4.80%	N/A (b)	N/A (b)	3.00%
Expected long-term rate of return on assets	5.50%	6.88%	7.25%	4.00%	4.00%	4.00%

(a)	In 2017 and 2016, the weighted average assumptions for U.S. pension plans include pension plans assumed as part of the Rexam acquisition.
(b)	The Canadian plans are frozen.

Weighted average assumptions used to determine net periodic benefit cost for the company’s significant European plans for the years ended December 31 were:

	U.K.			Germany
	2017 (a)	2016 (a)	2015	2017 (a)	2016 (a)	2015
Discount rate	2.70%	2.90%	3.75%	1.52%	1.29%	1.75%
Rate of compensation increase	4.30%	3.80%	3.00%	2.50%	2.00%	2.50%
Pension increase	3.41%	2.80%	3.15%	1.50%	1.50%	1.75%
Expected long-term rate of return on assets	3.20%	3.40%	6.50%	N/A	N/A	N/A

(a)

In 2017 and 2016, the U.K. assumption is for the acquired Rexam plan only, and the German weighted average assumptions include pension plans assumed as part of the Rexam acquisition and one legacy Ball plan.

The discount and compensation increase rates used above to determine the December 31, 2017, benefit obligations will be used to determine net periodic benefit cost for 2018. A reduction of the expected return on pension assets assumption by one quarter of a percentage point would result in an approximate $15 million increase in 2018 pension expense, while a quarter of a percentage point reduction in the discount rate applied to the pension liability would result in an estimated reduction of pension expense of approximately $3 million in 2018.

Accounting for pensions and postretirement benefit plans requires that the benefit obligation be discounted to reflect the time value of money at the measurement date and the rates of return currently available on high-quality, fixed-income securities whose cash flows (via coupons and maturities) match the timing and amount of future benefit plan payments. Other factors used in measuring the obligation include compensation increases, health care cost increases, future rates of inflation, mortality and employee turnover.

Actual results may differ from the company’s actuarial assumptions, which may have an impact on the amount of reported expense or liability for pensions or postretirement benefits. In 2017, the company recorded pension expense of $133 million, including $46 million of settlement charges, special termination and curtailment losses, and currently expects its 2018 pension expense to be $65 million, using foreign currency exchange rates in effect at December 31, 2017. The decrease in expense is primarily due to a change in approach to measuring service and interest costs and a better plan experience in the U.K., offset by a reduction in return on assets on the U.S. pension plans.

For 2017, the company measured service and interest costs utilizing the expected or hypothetical payments for each plan. The expected or hypothetical payments were discounted using the spot rates from the actuarial yield curve for each plan to obtain a single equivalent discount rate that is appropriate for the duration of each plan. For 2018, the company will measure service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows. The company believes the new approach provides a more precise measurement of service and interest costs by aligning the timing of the plans’ liability cash flows to the corresponding spot rates on the yield curve. This change in estimate does not affect the measurement of plan obligations nor the funded status of the plans.

The assumption related to the expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested to provide for pension benefits over the life of the plans. The assumption was based upon Ball’s pension plan asset allocations, investment strategies and the views of its investment managers, consultants and other large pension plan sponsors. Some reliance was placed on the historical and expected asset returns of our plans. An asset-allocation optimization model was used to project future asset returns using simulation and asset class correlation. The analysis included expected future risk premiums, forward-looking return expectations derived from the yield on long-term bonds and the price earnings ratios of major stock market indexes, expected inflation levels and real risk-free interest rate assumptions and the fund’s expected asset allocation.

The expected long-term rates of return on assets were calculated by applying the expected rate of return to a market-related value of plan assets at the beginning of the year, adjusted for the weighted average expected contributions and benefit payments. The market-related value of plan assets used to calculate the expected return was $6,121 million for 2017, $6,068 million for 2016 and $1,395 million for 2015.

For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized over the average remaining service period of active participants or over the average life expectancy for plans with significant inactive participants.

Defined Benefit Pension Plan Assets

Policies and Allocation Information

Pension investment committees or scheme trustees of the company and its relevant subsidiaries establish investment policies and strategies for the company’s pension plan assets. The investment policies and strategies include the following common themes to: (1) provide for long-term growth of principal without undue exposure to risk, (2) minimize contributions to the plans, (3) minimize and stabilize pension expense and (4) achieve a rate of return above the market average for each asset class over the long term. The pension investment committees are required to regularly, but no less frequently than annually, review asset mix and asset performance, as well as the performance of the investment managers. Based on their reviews, which are generally conducted quarterly, investment policies and strategies are revised as appropriate.

Target asset allocations are set using a minimum and maximum range for each asset category as a percent of the total funds’ market value. Following are the target asset allocations established as of December 31, 2017:

	U.S.
	Legacy Ball		Legacy Rexam		Canada	Ireland	U.K.

Cash and cash equivalents	0-10%		0-10%		—%	—%	50-80	%(c)
Equity securities	10-75	%(a)	10-25	%(d)	5%	39-47%	5-30%
Fixed income securities	25-70	%(b)	75-90%		95%	42-52%	50-80	%(c)
Alternative investments	0-35%		—%		—%	9-11%	0-20%

(a)

Equity securities may consist of: (1) up to 25 percent large cap equities, (2) up to 10 percent mid cap equities, (3) up to 10 percent small cap equities, (4) up to 35 percent foreign equities and (5) up to 35 percent special equities. Holdings in Ball Corporation common stock or Ball bonds cannot exceed 5 percent of the trust’s assets.

(b)	Debt securities may include up to 10 percent non-investment grade bonds, up to 10 percent bank loans and up to 15 percent international bonds.
(c)	The combined target allocation for fixed income securities and cash and cash equivalents is 50 to 80 percent.
(d)	Equity securities may consist of: (1) up to 20 percent domestic equities, (2) up to 10 percent international equities, and (3) up to 10 percent private equities.

The actual weighted average asset allocations for Ball’s defined benefit pension plans, which individually were within the established targets for each country for that year, were as follows at December 31:

	2017	2016
Cash and cash equivalents	2%	6%
Equity securities	17%	18%
Fixed income securities	74%	68%
Alternative investments	7%	8%
	100%	100%

Fair Value Measurements of Pension Plan Assets

Following is a description of the valuation methodologies used for pension assets measured at fair value:

Cash and cash equivalents: Consist of cash on deposit with brokers and short-term U.S. Treasury money market funds and are shown net of receivables and payables for securities traded at period end but not yet settled. All cash and cash equivalents are stated at cost, which approximates fair value.

Corporate equity securities: Valued at the closing price reported on the active market on which the individual security is traded.

U.S. government and agency securities: Valued using the pricing of similar agency issues, live trading feeds from several vendors and benchmark yields.

Corporate bonds and notes: Valued using market inputs including benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data including market research publications. Inputs may be prioritized differently at certain times based on market conditions.

Commingled funds: The shares held are valued at their net asset value (NAV) at year end.

NAV practical expedient: Includes certain commingled fixed income and equity funds as well as limited partnership and other funds. Certain of the partnership investments receive fair market valuations on a quarterly basis. Certain other commingled funds and partnerships invest in market-traded securities, both on a long and short basis. These investments are valued using quoted market prices.

The preceding methods described may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, although the company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of pension assets and liabilities and their placement within the fair value hierarchy levels. The fair value hierarchy levels assigned to the company’s defined benefit plan assets are summarized in the tables below:

	December 31, 2017
($ in millions)	Level 1	Level 2	Total

U.S. pension assets, at fair value (includes U.S. Rexam assets):
Cash and cash equivalents	$1	$124	$125
Corporate equity securities:
Consumer discretionary	54	—	54
Financials	47	—	47
Healthcare	45	—	45
Industrials	81	—	81
Information technology	97	—	97
Other	74	—	74
U.S. government and agency securities:
FHLMC mortgage backed securities	—	35	35
FNMA mortgage backed securities	—	69	69
Municipal bonds	—	61	61
Treasury bonds	54	—	54
Other	—	15	15
Corporate bonds and notes:
Communications	—	86	86
Consumer discretionary	—	83	83
Consumer staples	—	64	64
Financials	—	329	329
Healthcare	—	136	136
Industrials	—	137	137
Information technology	—	87	87
Oil and gas	—	122	122
Private placement	—	128	128
Utilities	—	128	128
Other	—	70	70
Commingled funds	22	80	102
Total level 1 and level 2	$475	$1,754	2,229
Other investments measured at net asset value (a)			191
Total assets			$2,420

(a)

Certain investments measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified within the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the change in plan assets reconciliation.

	December 31, 2016
($ in millions)	Level 1	Level 2	Total

U.S. pension assets, at fair value (includes U.S. Rexam assets):
Cash and cash equivalents	$—	$185	$185
Corporate equity securities:
Consumer discretionary	53	—	53
Financials	43	—	43
Healthcare	27	—	27
Industrials	47	—	47
Information technology	66	—	66
Other	39	—	39
U.S. government and agency securities:
FHLMC mortgage backed securities	—	17	17
FNMA mortgage backed securities	—	64	64
Municipal bonds	—	49	49
Treasury bonds	85	—	85
Other	8	18	26
Corporate bonds and notes:
Communications	—	58	58
Consumer discretionary	—	57	57
Consumer staples	—	64	64
Financials	—	280	280
Healthcare	—	98	98
Industrials	—	115	115
Information technology	—	84	84
Oil and gas	—	122	122
Private placement	—	76	76
Utilities	—	139	139
Other	—	71	71
Commingled funds
International	17	—	17
Total level 1 and level 2	$385	$1,497	1,882
Other investments measured at net asset value (a)			625
Total assets			$2,507

(a)

Certain investments measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented within this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the change in plan assets reconciliation.

	December 31,
($ in millions)	2017	2016

U.K. pension assets, at fair value:
Cash and cash equivalents	$43	$279
U.K. government bonds	2,184	1,538
Other	14	31
Total level 1	2,241	1,848
Other investments measured at net asset value (a)	1,306	1,374
Total assets	$3,547	$3,222

(a)

Certain investments measured at fair value using the NAV per share (or its equivalent) practical expedient have not been classified within the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the change in plan assets reconciliation.

Other Postemployment Benefits

The company sponsors postretirement health care and life insurance plans for certain U.S. and Canadian employees. Also, postretirement health care and life insurance plans were acquired as part of the Rexam acquisition. Employees may also qualify for long-term disability, medical and life insurance continuation and other postemployment benefits upon termination of active employment prior to retirement. All of the Ball-sponsored postretirement health care and life insurance plans are unfunded and, with the exception of life insurance benefits, are self-insured.

In Canada, the company provides supplemental medical and other benefits in conjunction with Canadian provincial health care plans. Effective July 1, 2017, Ball no longer offers medical and life insurance coverage in the U.S. for non-bargaining, Medicare eligible retirees through company-sponsored plans. Current and future non-bargaining retirees may access benefits through a private exchange by purchasing coverage direct from insurance carriers.

Ball provides a fixed subsidy to certain retirees which shall be used to purchase medical insurance. Ball has no commitments to increase benefits provided by any of the postemployment benefit plans and retains the right, subject to  existing agreements, to change or eliminate these benefits.

For other postretirement benefits in the U.S & Canada the accumulated actuarial gains and losses and accumulated prior service gains and losses are amortized over the average remaining service period for active participants or average future lifetime for inactive employees depending upon the plan.

An analysis of the change in other postretirement benefit accruals for 2017 and 2016 follows:

($ in millions)	2017	2016

Change in benefit obligation:
Benefit obligation at prior year end	$232	$135
Service cost	1	3
Interest cost	9	8
Benefits paid	(22)	(16)
Net actuarial (gain) loss	6	(18)
Business acquisition	—	120
Special termination benefits	2	—
Plan amendments	(9)	—
Effect of exchange rates and other	1	—
Benefit obligation at year end	$220	$232
Less current portion	(24)	(24)
Long-term retiree medical liabilities	$196	$208

Components of net periodic benefit cost were:

	Years Ended December 31,
($ in millions)	2017	2016	2015

Service cost	$1	$3	$2
Interest cost	9	8	6
Amortization of prior service cost	(1)	(1)	(1)
Recognized net actuarial loss (gain)	(5)	(3)	(2)
Special termination benefits	2	—	2
Net periodic benefit cost	$6	$7	$7

Approximately $6  million of estimated net actuarial gain and $1 million of prior service benefit will be amortized from accumulated other comprehensive earnings (loss) into net periodic benefit cost during 2018.

The assumptions for the U.S. and Canadian plans were based upon a long-term forecast of medical and direct trends and claims data projected forward using generally accepted actuarial methods. For other postretirement benefits, accumulated actuarial gains and losses and prior service cost are amortized over the average remaining service period of active participants.

Weighted average assumptions used to determine benefit obligations for the other postretirement benefit plans at December 31 were:

	U.S.			Canada
	2017	2016 (a)	2015	2017	2016	2015
Discount rate	3.64%	4.16%	4.60%	3.25%	3.50%	3.50%
Rate of compensation increase (b)	4.50%	4.50%	N/A	N/A	N/A	N/A

(a)	In 2017 and 2016, the weighted average assumptions for U.S. other postretirement benefit plans include plans assumed as part of the Rexam acquisition.
(b)	In 2017 and 2016, the rate of compensation increase is not applicable for certain U.S. other postretirement benefit plans.

Weighted average assumptions used to determine net periodic benefit cost for the other postretirement benefit plans at December 31 were:

	U.S.			Canada
	2017	2016 (a)	2015	2017	2016	2015
Discount rate	4.16%	4.04%	4.15%	3.50%	3.50%	3.50%
Rate of compensation increase (b)	4.50%	4.50%	N/A	N/A	N/A	N/A

(a)	In 2017 and 2016, the weighted average assumptions for U.S. other postretirement benefit plans include plans assumed as part of the Rexam acquisition.
(b)	In 2017 and 2016, the rate of compensation increase is not applicable for certain U.S. other postretirement benefit plans.

For the U.S. health care plans at December 31, 2017, a 7 percent health care cost trend rate was used for pre-65 and post-65 benefits, and trend rates were assumed to increase to 5 percent in 2022 and remain at that level thereafter. For the Canadian plans, a 5 percent health care cost trend rate was used for 2018 and in subsequent years. Benefit payment caps exist in many of the company’s health care plans.

Contributions to the company’s other postretirement plans are expected to be approximately $19 million in 2018. This estimate may change based on available company cash flow, among other factors. Benefit payments related to these plans are expected to be between $17 million and $20 million in each of the years ending December 31, 2018 through 2022, and a total of $72 million for the years 2023 through 2027.

Health care cost trend rates can have an effect on the amounts reported for the health care plan. A one-percentage point increase in assumed health care cost trend rates would increase the total of service and interest cost by less than $1 million and the postretirement benefit obligation by $6 million. A one-percentage point decrease would decrease the total of service and interest cost by less than $1 million and the postretirement benefit obligation by $6 million.

Deferred Compensation Plans

Certain management employees may elect to defer the payment of all or a portion of their annual incentive compensation into the company’s deferred compensation plan and/or the company’s deferred compensation stock plan. The employee becomes a general unsecured creditor of the company with respect to any amounts deferred.

16.  Shareholders’ Equity

At December 31, 2017, the company had 1.1 billion shares of common stock and 15 million shares of preferred stock authorized, both without par value. Preferred stock includes 550,000 authorized but unissued shares designated as Series A Junior Participating Preferred Stock.

In April 2017, the company’s Board of Directors declared a two-for-one split of Ball Corporation’s common stock and increased the quarterly cash dividend by 54 percent to 10 cents on a post-split basis. The stock split was effective as of May 16, 2017.

In 2017, in a privately negotiated transaction, Ball entered into an accelerated share repurchase agreement to buy $100 million of its common shares using cash on hand and available borrowings, and the company received 2.5 million shares.

Accumulated Other Comprehensive Earnings (Loss)

The activity related to accumulated other comprehensive earnings (loss) was as follows:

($ in millions)	Foreign Currency Translation (Net of Tax)	Pension and Other Postretirement Benefits (Net of Tax)		Effective Derivatives (Net of Tax)	Accumulated Other Comprehensive Earnings (Loss)

Balance at December 31, 2015	$(183)	$(445)		$(12)	$(640)
Other comprehensive earnings (loss) before reclassifications	(146)	(227)	(a)	46	(327)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	82	(b)	(56)	26
Balance at December 31, 2016	$(329)	$(590)		$(22)	$(941)
Other comprehensive earnings (loss) before reclassifications	22	179		(30)	171
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	49	(c)	65	114
Balance at December 31, 2017	$(307)	$(362)		$13	$(656)

(a)

Includes $195 million of after-tax net actuarial loss at December 31, 2016, for the remeasurement of acquired plans and $38 million of after-tax actuarial loss at June 30, 2016, for the remeasurement of divested plans.

(b)	Includes $60 million, net of tax, from plans sold with the Divestment Business.
(c)	Includes $28 million of after tax losses recognized during 2017 related to the annuity buyout and lump sum settlements. Refer to Note 15 for further details.

The following table provides additional details of the amounts recognized into net earnings from accumulated other comprehensive earnings (loss):

	Years Ended December 31,
($ in millions)	2017	2016	2015

Gains (losses) on cash flow hedges:
Commodity contracts recorded in net sales	$(7)	$(1)	$5
Commodity contracts recorded in cost of sales	50	(7)	(23)
Currency exchange contracts recorded in selling, general and administrative	(1)	4	2
Currency exchange contracts recorded in business consolidation and other activities	—	64	—
Cross-currency swaps recorded in selling, general and administrative	(136)	—	—
Cross-currency swaps recorded in interest expense	16	—	—
Interest rate contracts recorded in interest expense	—	(1)	—
Commodity and currency exchange contracts attributable to the Divestment Business recorded in business consolidation and other activities	—	(5)	—
Total before tax effect	(78)	54	(16)
Tax benefit (expense) on amounts reclassified into earnings	13	2	6
Recognized gain (loss)	$(65)	$56	$(10)

Amortization of pension and other postretirement benefits: (a)
Prior service income (expense)	$(1)	$2	$1
Actuarial gains (losses)	(34)	(35)	(48)
Effect of pension settlement (b)	(44)	(80)	—
Total before tax effect	(79)	(113)	(47)
Tax benefit (expense) on amounts reclassified into earnings	30	31	17
Recognized gain (loss)	$(49)	$(82)	$(30)

(a)	These components are included in the computation of net periodic benefit cost included in Note 15.
(b)

2017 includes a pretax settlement loss related to the purchase of non-participating group annuity contracts and lump sum payouts. 2016 includes a curtailment charge related to the sale of the Divestment Business. Refer to Note 15 for further details.

Noncontrolling Interest

In 2015, Ball acquired the remaining interests in its Latapack-Ball joint venture in Brazil for consideration of approximately 11.4 million treasury shares of Ball common stock, on a post-split basis, valued at $403 million, and $17 million in cash. The accounting guidance requires changes in noncontrolling interests that do not result in a change of control to be recorded as an equity transaction. Where there is a difference between the fair value of consideration paid and the carrying value of the noncontrolling interest, it is recorded to common stock. The difference of $220 million between the noncontrolling interest carrying value of $200 million at the time of acquisition and the fair value of the consideration paid of $420 million was recorded as a decrease to common stock. The acquisition of the joint venture company was completed in December 2015, and Latapack-Ball is a wholly owned subsidiary of Ball Corporation.

17.  Stock-Based Compensation Programs

The company has shareholder-approved stock plans under which options and stock-settled appreciation rights (SSARs) have been granted to employees at the market value of the company’s stock on the date of grant. In the case of stock options, payment must be made by the employee at the time of exercise in cash or with shares of stock owned by the employee, which are valued at fair market value on the date exercised. For SSARs, the employee receives the share equivalent of the difference between the fair market value on the date exercised and the exercise price of the SSARs exercised. In general, options and SSARs are exercisable in four equal installments commencing one year from the date of grant and terminating 10 years from the date of grant. A summary of outstanding stock option and SSAR activity for the year ended December 31, 2017, follows:

	Number of	Weighted Average
	Shares	Exercise Price
Beginning of year (a)	17,346,382	$21.29
Granted	2,383,208	37.95
Exercised	(2,564,761)	16.13
Canceled/forfeited	(257,530)	33.88
End of period	16,907,299	24.21

Vested and exercisable, end of period	11,414,125	$19.24
Reserved for future grants	25,404,206

(a)	Amounts have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

The weighted average remaining contractual term for all options and SSARs outstanding at December 31, 2017, was 5.2 years and the aggregate intrinsic value (difference in exercise price and closing price at that date) was $231 million. The weighted average remaining contractual term for options and SSARs vested and exercisable at December 31, 2017, was 3.8 years and the aggregate intrinsic value was $212 million. The company received $21 million, $36 million and $22 million from options exercised during 2017, 2016 and 2015, respectively, and the intrinsic value associated with these exercises was $26 million, $45 million and $33 million for the same periods, respectively. The tax benefit associated with the company’s stock compensation programs was $20 million for 2017, and was reported as a discrete item in the consolidated tax provision. The total fair value of options and SSARs vested during 2017, 2016 and 2015 was $14 million, $13 million and $12 million, respectively.

These options and SSARs cannot be traded in any equity market. However, based on the Black-Scholes option pricing model, options and SSARs granted in April 2017, January 2017, July 2016, January 2016 and February 2015 have estimated weighted average fair values at the date of grant of $7.21 per share, $8.54 per share, $8.35 per share, $9.29 per share and $7.10 per share, respectively. The actual value an employee may realize will depend on the excess of the stock price over the exercise price on the date the option or SSAR is exercised. Consequently, there is no assurance that the value realized by an employee will equal the fair value estimated at the grant date. The fair values were estimated using the following weighted average assumptions:

	2017 Grants		2016 Grants		2015 Grants

Expected dividend yield	0.89%		0.73%		0.79%
Expected stock price volatility	19.62%		24.14%		22.11%
Risk-free interest rate	2.00%		1.22%		1.39%
Expected life of options (in years)	5.94	years	6.10	years	5.85	years

In addition to stock options and SSARs, the company issues to certain employees restricted shares and restricted stock units, which vest over various periods. Other than the performance-contingent grants discussed below, such restricted shares and restricted stock units generally vest in equal installments over five years. Compensation cost is recorded based upon the fair value of the shares at the grant date.

Following is a summary of restricted stock activity for the year ended December 31, 2017:

		Weighted
	Number of	Average
	Shares/Units	Grant Price

Beginning of year (a)	2,036,122	$27.81
Granted	1,958,320	36.10
Vested	(597,222)	25.27
Canceled/forfeited	(173,126)	36.95
End of period	3,224,094	$32.82

(a)	Amounts have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

The company’s Board of Directors granted 237,452, 265,636 and 233,118 performance-contingent restricted stock units (PCEQs) to key employees in 2017, 2016 and 2015, respectively. These PCEQs vest three years from the date of grant, and the number of shares available at the vesting date are based on the company’s increase in economic valued added (EVA®) dollars compared to the EVA® dollars generated in the calendar year prior to the grant and ranging from zero to 200 percent of each participant’s assigned award opportunity. If the minimum performance goals are not met, the shares will be forfeited. Grants under the plan are being accounted for as equity awards and compensation expense is recorded based upon the most probable outcome using the closing market price of the shares at the grant date. On a quarterly basis, the company reassesses the probability of the goals being met and adjusts compensation expense as appropriate. The expense associated with the performance-contingent grants, recognized in selling, general and administrative expenses, totaled $9 million in 2017, $15 million in 2016, and $7 million in 2015.

Also during 2017, the company’s Board of Directors granted 1.1 million performance-contingent restricted stock units (on a post-stock split basis) to employees related to the Special Acquisition-Related Incentive Plan (SAIP). The number of shares issued at the vesting date in January 2020 will be based on the company’s achievement of cumulative EVA® and Cash Flow performance goals through the vesting date and can range from zero to 200 percent of each participant’s assigned award. If the minimum performance goals are not met, the awards will be forfeited. Grants under the plan are being accounted for as equity awards and compensation expense is recorded based upon the most probable outcome using the closing market price of the shares at the grant date. On a quarterly basis, the company reassesses the probability of the goals being met and adjusts compensation expense as appropriate. The company recorded expense, recognized in business consolidation and other activities, of $11 million during 2017 in connection with the SAIP.

For the years ended December 31, 2017, 2016 and 2015, the company recognized pretax expense of $46 million ($35 million after tax), $35 million ($22 million after tax) and $25 million ($15 million after tax), respectively, for share-based compensation arrangements. At December 31, 2017, there was $89 million of total unrecognized compensation cost related to nonvested share‑based compensation arrangements. This cost is expected to be recognized in earnings over a weighted average period of 2.3 years.

18.  Earnings Per Share

	Years Ended December 31,
($ in millions, except per share amounts; shares in thousands)	2017	2016	2015

Net earnings attributable to Ball Corporation	$374	$263	$281

Basic weighted average common shares (a)	350,269	316,542	274,600
Effect of dilutive securities (a)	6,716	6,342	7,368
Weighted average shares applicable to diluted earnings per share (a)	356,985	322,884	281,968

Per basic share (a)	$1.07	$0.83	$1.02
Per diluted share (a)	$1.05	$0.81	$1.00

(a)	Amounts have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

Certain outstanding options and SSARs were excluded from the diluted earnings per share calculation because they were anti-dilutive (i.e., the sum of the proceeds, including the unrecognized compensation and windfall tax benefits, exceeded the average closing stock price for the period). The options and SSARs excluded totaled approximately 2 million in each of 2017, 2016 and 2015.

19.  Financial Instruments and Risk Management

Policies and Procedures

The company employs established risk management policies and procedures, which seek to reduce the company’s commercial risk exposure to fluctuations in commodity prices, interest rates, currency exchange rates and prices of the company’s common stock with regard to common share repurchases and the company’s deferred compensation stock plan. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The company monitors counterparty credit risk, including lenders, on a regular basis, but Ball cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under the company’s master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative positions.

Commodity Price Risk

Aluminum

The company manages commodity price risk in connection with market price fluctuations of aluminum ingot through two different methods. First, the company enters into container sales contracts that include aluminum ingot-based pricing terms that generally reflect the same price fluctuations under commercial purchase contracts for aluminum sheet. The terms include fixed, floating or pass-through aluminum ingot component pricing. Second, the company uses certain derivative instruments such as option and forward contracts as economic and cash flow hedges of commodity price risk where there are material differences between sales and purchase contracted pricing and volume.

At December 31, 2017, the company had aluminum contracts limiting its aluminum exposure with notional amounts of approximately $581 million, of which approximately $506 million received hedge accounting treatment. The aluminum contracts, which are recorded at fair value, include economic derivative instruments that are undesignated, as well as cash flow hedges that offset sales and purchase contracts of various terms and lengths. Cash flow hedges relate to forecasted transactions that expire within the next two years. Included in shareholders’ equity at December 31, 2017, within accumulated other comprehensive earnings is a net after-tax gain of $36 million associated with these contracts. A net gain of $32 million is expected to be recognized in the consolidated statement of earnings during the next 12 months, the majority of which will be offset by pricing changes in sales and purchase contracts, thus resulting in little or no earnings impact to Ball.

Steel

Most sales contracts involving our steel products either include provisions permitting the company to pass through some or all steel cost changes incurred, or they incorporate annually negotiated steel prices.

Interest Rate Risk

The company’s objective in managing exposure to interest rate changes is to minimize the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, the company may use a variety of interest rate swaps, collars and options to manage our mix of floating and fixed-rate debt. At December 31, 2017, the company had outstanding interest rate swap and option contracts with notional amounts of approximately $1.7 billion paying fixed rates expiring within the next two years. The amount recorded in accumulated other comprehensive earnings at December 31, 2017, is insignificant.

Currency Exchange Rate Risk

The company’s objective in managing exposure to currency fluctuations is to limit the exposure of cash flows and earnings from changes associated with currency exchange rate changes through the use of various derivative contracts. In addition, at times the company manages earnings translation volatility through the use of currency option strategies, and the change in the fair value of those options is recorded in the company’s net earnings. The company’s currency translation risk results from the currencies in which we transact business. The company faces currency exposures in its global operations as a result of various factors including intercompany currency denominated loans, selling our products in various currencies, purchasing raw materials and equipment in various currencies and tax exposures not denominated in the functional currency. Sales contracts are negotiated with customers to reflect cost changes and, where there is not an exchange pass-through arrangement, the company uses forward and option contracts to manage currency exposures. At December 31, 2017, the company had outstanding exchange forward contracts and option contracts with notional amounts totaling approximately $2.3 billion. Approximately $4 million of net after-tax gain related to these contracts is included in accumulated other comprehensive earnings at December 31, 2017, substantially all of which is expected to be recognized in the consolidated statement of earnings during the next 12 months. The contracts outstanding at December 31, 2017, expire within the next year.

Additionally, the company entered into a $1 billion cross-currency swap contract to partially mitigate the risk on foreign currency denominated intercompany debt in the second quarter of 2016. Approximately $27 million of net after-tax loss related to the intercompany debt is included in accumulated other comprehensive earnings at December 31, 2017, none of which is expected to be recognized in the consolidated statement of earnings during the next 12 months. As of December 31, 2017, the fair value of the cross-currency swap was a $117 million loss. The contract expires within the next three years.

Common Stock Price Risk

The company’s deferred compensation stock program is subject to variable plan accounting and, accordingly, is marked to fair value using the company’s closing stock price at the end of the related reporting period. The company entered into total return swaps to reduce the company’s earnings exposure to these fair value fluctuations that will be outstanding through March 2019 and that have a combined notional value of 2.7 million shares. Based on the current number of shares in the program, each $1 change in the company’s stock price has an insignificant impact on pretax earnings, net of the impact of related derivatives. As of December 31, 2017, the fair value of the swaps was a $5 million loss.

Collateral Calls

The company’s agreements with its financial counterparties require the company to post collateral in certain circumstances when the negative mark to fair value of the contracts exceeds specified levels. Additionally, the company has collateral posting arrangements with certain customers on these derivative contracts. The cash flows of the margin calls are shown within the investing section of the company’s consolidated statements of cash flows. As of December 31, 2017 and 2016, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $27 million and $44 million, respectively, and no collateral was required to be posted.

Fair Value Measurements

Ball has classified all applicable financial derivative assets and liabilities as Level 2 within the fair value hierarchy as of December 31, 2017 and 2016, and presented those values in the table below. The company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	December 31, 2017			December 31, 2016
($ in millions)	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total

Assets:
Commodity contracts	$46	$3	$49	$17	$1	$18
Foreign currency contracts	5	10	15	1	—	1
Interest rate and other contracts	—	—	—	—	21	21
Total current derivative contracts	$51	$13	$64	$18	$22	$40

Commodity contracts	$6	$—	$6	$7	$—	$7
Interest rate and other contracts	—	—	—	39	—	39
Total noncurrent derivative contracts	$6	$—	$6	$46	$—	$46

Liabilities:
Commodity contracts	$4	$4	$8	$3	$—	$3
Foreign currency contracts	—	21	21	—	22	22
Interest rate and other contracts	—	2	2	—	—	—
Total current derivative contracts	$4	$27	$31	$3	$22	$25

Interest rate and other contracts	$117	$3	$120	$—	$—	$—
Total noncurrent derivative contracts	$117	$3	$120	$—	$—	$—

The company uses closing spot and forward market prices as published by the London Metal Exchange, the Chicago Mercantile Exchange, Reuters and Bloomberg to determine the fair value of any outstanding aluminum, currency, energy, inflation and interest rate spot and forward contracts. Option contracts are valued using a Black-Scholes model with observable market inputs for aluminum, currency and interest rates. We value each of our financial instruments either internally using a single valuation technique or from a reliable observable market source. The company does not adjust the value of its financial instruments except in determining the fair value of a trade that settles in the future by discounting the value to its present value using 12-month LIBOR as the discount factor. Ball performs validations of our internally derived fair values reported for our financial instruments on a quarterly basis utilizing counterparty valuation statements. The company additionally evaluates counterparty creditworthiness and, as of December 31, 2017, has not identified any circumstances requiring that the reported values of our financial instruments be adjusted.

The following tables provide the effects of derivative instruments in the consolidated statement of earnings and on accumulated other comprehensive earnings (loss):

		Year Ended December 31, 2017
($ in millions)	Location of Gain (Loss) Recognized in Earnings on Derivatives	Cash Flow Hedge - Reclassified Amount from Accumulated Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments

Commodity contracts - manage exposure to customer pricing	Net sales	$(7)	$(4)
Commodity contracts - manage exposure to supplier pricing	Cost of sales	50	(5)
Foreign currency contracts - manage general exposure with the business	Selling, general and administrative	(1)	(57)
Cross-currency swaps - manage intercompany currency exposure within the business	Selling, general and administrative	(136)	—
Cross-currency swaps - manage intercompany currency exposure within the business	Interest expense	16	—
Equity contracts	Selling, general and administrative	—	(1)
Total		$(78)	$(67)

		Year Ended December 31, 2016
($ in millions)	Location of Gain (Loss) Recognized in Earnings on Derivatives	Cash Flow Hedge - Reclassified Amount from Accumulated Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments

Commodity contracts - manage exposure to customer pricing	Net sales	$(1)	$—
Commodity contracts - manage exposure to supplier pricing	Cost of sales	(7)	(4)
Interest rate contracts - manage exposure for outstanding debt	Interest expense	(1)	—
Interest rate contracts - manage exposure for forecasted Rexam financing	Debt refinancing and other costs	—	(20)
Foreign currency contracts - manage exposure to sales of products	Cost of sales	1	1
Foreign currency contracts - manage general exposure with the business	Selling, general and administrative	3	53
Foreign currency contracts - manage exposure for acquisition of Rexam	Business consolidation and other activities	—	(191)
Cross-currency swaps - manage exposure for acquisition of Rexam	Business consolidation and other activities	—	(4)
Cross-currency swaps - manage intercompany currency exposure within the business	Selling, general and administrative	64	—
Commodity contracts and currency exchange contracts - attributed to the Divestment Business	Business consolidation and other activities	(5)	—
Equity contracts	Selling, general and administrative	—	(1)
Total		$54	$(166)

		Year Ended December 31, 2015
($ in millions)	Location of Gain (Loss) Recognized in Earnings on Derivatives	Cash Flow Hedge - Reclassified Amount from Accumulated Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives not Designated as Hedge Instruments

Commodity contracts - manage exposure to customer pricing	Net sales	$5	$1
Commodity contracts - manage exposure to supplier pricing	Cost of sales	(23)	(5)
Interest rate contracts - manage exposure for forecasted Rexam financing	Debt refinancing and other costs	—	(16)
Foreign currency contracts - manage exposure to sales of products	Cost of sales	—	2
Foreign currency contracts - manage general exposure with the business	Selling, general and administrative	2	(7)
Foreign currency contracts - manage exposure for acquisition of Rexam	Business consolidation and other activities	—	(41)
Cross-currency swaps - manage exposure for acquisition of Rexam	Business consolidation and other activities	—	(7)
Equity contracts	Selling, general and administrative	—	4
Total		$(16)	$(69)

The changes in accumulated other comprehensive earnings (loss) for effective derivatives were as follows:

	Years Ended December 31,
($ in millions)	2017	2016	2015

Amounts reclassified into earnings:
Commodity contracts	$(43)	$8	$18
Cross-currency swap contracts	120	(64)	—
Interest rate contracts	—	1	—
Commodity and currency exchange contracts attributed to the divestment business	—	5	—
Currency exchange contracts	1	(4)	(2)
Change in fair value of cash flow hedges:
Commodity contracts	67	22	(29)
Interest rate contracts	—	(1)	—
Cross-currency swap contracts	(137)	39	—
Currency exchange contracts	7	3	4
Foreign currency and tax impacts	20	(19)	1
	$35	$(10)	$(8)

20.  Quarterly Results of Operations (Unaudited)

Set forth below are the company’s 2017 and 2016 results for the quarters ended March 31, June 30, September 30 and December 31.

($ in millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

2017
Net sales	$2,473	$2,855	$2,908	$2,747	$10,983
Gross profit (a)	390	431	455	481	1,757
Earnings before taxes	$84	$112	$50	$268	$514
Net earnings (loss) attributable to Ball Corporation	$68	$99	$48	$159	$374

Basic earnings (loss) per share (b) (c)	$0.19	$0.28	$0.14	$0.45	$1.07

Diluted earnings (loss) per share (b) (c)	$0.19	$0.28	$0.13	$0.45	$1.05

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2016
Net sales	$1,756	$2,030	$2,752	$2,523	$9,061
Gross profit (a)	275	367	372	406	1,420
Earnings before taxes	$(209)	$192	$50	$92	$125
Net earnings attributable to Ball Corporation	$(127)	$307	$31	$52	$263

Basic earnings per share (b) (c)	$(0.45)	$1.08	$0.09	$0.15	$0.83

Diluted earnings per share (b) (c)	$(0.45)	$1.06	$0.09	$0.15	$0.81

(a)	Gross profit is shown after depreciation and amortization related to cost of sales of $510 million and $345 million for the years ended December 31, 2017 and 2016, respectively.
(b)

Earnings per share calculations for each quarter are based on the weighted average shares outstanding for that period. As a result, the sum of the quarterly amounts may not equal the annual earnings per share amount.

(c)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

The unaudited quarterly results of operations included business consolidation and other activities that affected the company’s operating performance. Further details are included in Note 5.

21.  Contingencies

Ball is subject to numerous lawsuits, claims or proceedings arising out of the ordinary course of business, including actions related to product liability; personal injury; the use and performance of company products; warranty matters; patent, trademark or other intellectual property infringement; contractual liability; the conduct of the company’s business; tax reporting in domestic and foreign jurisdictions; workplace safety and environmental and other matters. The company has also been identified as a potentially responsible party (PRP) at several waste disposal sites under U.S. federal and related state environmental statutes and regulations and may have joint and several liability for any investigation and remediation costs incurred with respect to such sites. In addition, we have received claims alleging that employees in certain plants have suffered damages due to exposure to alleged workplace hazards. Some of these lawsuits, claims and proceedings involve substantial amounts, including as described below, and some of the environmental proceedings involve potential monetary costs or sanctions that may be material. Ball has denied liability with respect to many of these lawsuits, claims and proceedings and is vigorously defending such lawsuits, claims and proceedings. The company carries various forms of commercial, property and casualty, and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against Ball with respect to these lawsuits, claims and proceedings. The company estimates that potential liabilities for all currently known and estimable environmental matters are approximately $37 million in the aggregate and have been included in other current liabilities and other noncurrent liabilities at December 31, 2017.

As previously reported, the U.S. Environmental Protection Agency (USEPA) considers the company a PRP with respect to the Lowry Landfill site located east of Denver, Colorado. In 1992, the company was served with a lawsuit filed by the City and County of Denver (Denver) and Waste Management of Colorado, Inc., seeking contributions from the company and approximately 38 other companies. The company filed its answer denying the allegations of the complaint. Subsequently in 1992, the company was served with a third-party complaint filed by S.W. Shattuck Chemical Company, Inc., seeking contribution from the company and other companies for the costs associated with cleaning up the Lowry Landfill. The company denied the allegations of the complaint.

Also in 1992, Ball entered into a settlement and indemnification agreement with Chemical Waste Management, Inc., and Waste Management of Colorado, Inc. (collectively Waste Management) and Denver pursuant to which Waste Management and Denver dismissed their lawsuit against the company, and Waste Management agreed to defend, indemnify and hold harmless the company from claims and lawsuits brought by governmental agencies and other parties relating to actions seeking contributions or remedial costs from the company for the clean-up of the site. Waste Management, Inc., has agreed to guarantee the obligations of Waste Management. Waste Management and Denver may seek additional payments from the company if the response costs related to the site exceed $319 million. In 2003 Waste Management, Inc., indicated that the cost of the site might exceed $319 million in 2030, approximately three years before the projected completion of the project. In February 2018, Waste Management reported that total project costs through 2016 were approximately $142 million. The company might also be responsible for payments (based on 1992 dollars) for any additional wastes that may have been disposed of by the company at the site but which are identified after the execution of the settlement agreement. While remediating the site, contaminants were encountered, which could add an additional clean-up cost of approximately $10 million. This additional clean-up cost could, in turn, add approximately $1 million to total site costs for the PRP group. At this time, there are no Lowry Landfill actions in which the company is actively involved. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In November 2012, the USEPA wrote to the company asserting that it is one of at least 50 PRPs with respect to the Lower Duwamish site located in Seattle, Washington, based on the company’s ownership of a glass container plant prior to 1995, and notifying the company of a proposed remediation action plan. A site was selected to begin data review on over 30 industrial companies and government entities and at least two PRP groups have been discussing various allocation proposals. The USEPA issued the site Record of Decision (ROD) in December 2014. Ball submitted its initial responses to the allocator’s questionnaire in March 2015, and after reviewing submissions from the PRPs alleging deficiencies in certain of Ball’s responses, the allocator denied certain of the allegations and directed the company to answer others, to which Ball responded during the fourth quarter of 2016. A group of de minimis PRPs, including Ball, retained a technical consultant to assist with their positions vis-à-vis larger PRPs, and further presentations were made to the site allocator during the fourth quarter of 2017 and the first quarter of 2018. Total site remediation costs of $342 million, to cover remediation of approximately 200 acres of river bottom, are expected according to the proposed remediation action plan, which does not include $100 million that has already been spent, and which will be allocated among the numerous PRPs in due course. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

In February 2012, Ball Metal Beverage Container Corp. (BMBCC) filed an action against Crown Packaging Technology, Inc. (Crown) in the U.S. District Court for the Southern District of Ohio seeking a declaratory judgment that the manufacture, sale and use of certain ends by BMBCC and its customers do not infringe certain claims of Crown’s U.S. patents. Crown subsequently filed a counterclaim alleging infringement of certain claims in these patents seeking unspecified monetary damages, fees and declaratory and injunctive relief. The District Court issued a claim construction order at the end of December 2015 and held a scheduling conference on February 10, 2016, to determine the timeline for future steps in the litigation. The case was stayed by mutual agreement of the parties into the third quarter of 2016, during which Crown made preparations for its discovery with respect to certain ends previously produced by Rexam, and such discovery began during the first half of 2017. The parties attempted to mediate the case on August 1, 2017, but no progress was made, and the case continues as scheduled, with discovery expected to continue through the third quarter of 2018. Based on the information available to the company at the present time, the company does not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

A former Rexam Personal Care site in Annecy, France, was found in 2003 to be contaminated following a leak of chlorinated solvents (TCE) from an underground feedline. The site underwent extensive investigation and an active remediation treatment system was put in place in 2006. The business operating from the site was sold to Albea in 2013 and in turn to a French company CATIDOM (operating as Reboul). Reboul vacated the site in September 2014, and the site reverted back to Rexam during the first quarter of 2015. As part of the site closure regulatory requirements, a new regulatory permit (Prefectoral Order) was issued in June 2016, which includes requirements to undertake a cost-benefit analysis and pilot studies of further treatment for the known residual solvent contamination following the shutdown of the current on-site treatment system. A new management plan will be proposed to the French Environmental Authorities (DREAL) during 2018. Based on the information available to the company at this time, we do not believe that this matter will have a material adverse effect upon the liquidity, results of operations or financial condition of the company.

The company’s operations in Brazil are involved in various governmental assessments, principally related to claims for taxes on the internal transfer of inventory, gross revenue taxes and indirect tax incentives. The company does not believe that the ultimate resolution of these matters will materially impact the company’s results of operations, financial position or cash flows. Under customary local regulations, the company’s Brazilian subsidiaries may need to post cash or other collateral if the process to challenge any administrative assessment proceeds to the Brazilian court system; however, the level of any potential cash or collateral required would not significantly impact the liquidity of those subsidiaries or Ball Corporation.

During the first quarter of 2017, the Brazilian Supreme Court (the Court) ruled against the Brazilian tax authorities in a leading case related to the computation of certain indirect taxes. The Court ruled that the indirect tax base should not include a value-added tax known as “ICMS.”  By removing the ICMS from the tax base, the Court effectively eliminated a “tax on tax.”

The Court decision, in principle, affects all applicable judicial proceedings in progress. However, after publication of the decision in October 2017, the Brazilian tax authorities filed an appeal seeking clarification of certain matters, including the amount of ICMS to which taxpayers would be entitled in order to reduce their indirect tax base (i.e., the gross rate or net rate). The appeal also requested a modulation of the decision’s effects, which may limit its impact on taxpayers.

Our Brazilian subsidiaries have paid to the Brazilian tax authorities the gross amounts of certain indirect taxes (which included ICMS in their tax base) and have filed lawsuits in 2014 and 2015, in order to challenge the legislation regarding those taxes. Pursuant to these lawsuits, we have requested reimbursement of prior excess tax payments. Taking into consideration that the Court may settle different premises for ICMS exclusion, which will be resolved only after the pending appeal is decided, we believe the outcome of this matter is uncertain at this time. The resolution of the appeal may result in a material reimbursement to the company from the Brazilian government, the amount of which cannot be estimated at this time.

22.  Indemnifications and Guarantees

General Guarantees

The company or its appropriate consolidated direct or indirect subsidiaries, including Rexam and its subsidiaries, have made certain indemnities, commitments and guarantees under which the specified entity may be required to make payments in relation to certain transactions. These indemnities, commitments and guarantees include indemnities to the customers of the subsidiaries in connection with the sales of their packaging and aerospace products and services; guarantees to suppliers of subsidiaries of the company guaranteeing the performance of the respective entity under a purchase agreement, construction contract or other commitment; guarantees in respect of certain foreign subsidiaries’ pension plans; indemnities for liabilities associated with the infringement of third-party patents, trademarks or copyrights under various types of agreements; indemnities to various lessors in connection with facility, equipment, furniture and other personal property leases for certain claims arising from such leases; indemnities to governmental agencies in connection with the issuance of a permit or license to the company or a subsidiary; indemnities pursuant to agreements relating to certain joint ventures; indemnities in connection with the sale of businesses or substantially all of the assets and specified liabilities of businesses; and indemnities to directors, officers and employees of the company to the extent permitted under the laws of the State of Indiana and the United States of America. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite.

In addition, many of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential future payments the company could be obligated to make. As such, the company is unable to reasonably estimate its potential exposure under these items.

Other than the indemnifications provided in connection with the sale of the Divestment Business (refer to Note 4), the company has not recorded any material liabilities for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The company does, however, accrue for payments under promissory notes and other evidences of incurred indebtedness and for losses for any known contingent liability, including those that may arise from indemnifications, commitments and guarantees, when future payment is both reasonably estimable and probable. Finally, the company carries specific and general liability insurance policies and has obtained indemnities, commitments and guarantees from third-party purchasers, sellers and other contracting parties, which the company believes would, in certain circumstances, provide recourse to any claims arising from these indemnifications, commitments and guarantees.

Debt Guarantees

The company’s and its subsidiaries’ obligations under the senior notes and senior credit facilities (or, in the case of U.S. domiciled foreign subsidiaries under the senior credit facilities, the obligations of foreign credit parties only) are guaranteed on a full, unconditional and joint and several basis by certain of the company’s domestic subsidiaries and the domestic subsidiary borrowers, and obligations of other guarantors and the subsidiary borrowers under the senior credit facilities are guaranteed by the company, in each case with certain exceptions and subject to grace periods. These guarantees are required in support of the senior notes and senior credit facilities referred to above, are coterminous with the terms of the respective note indentures, senior notes and credit agreement and could be enforced by the holders of the obligations thereunder during the continuation of an event of default under the note indentures, the senior notes or the credit agreement or any other loan document in respect thereof. The maximum potential amounts which could be required to be paid under such guarantees are essentially equal to the then outstanding obligations under the respective senior notes or the credit agreement (or, in the case of U.S. domiciled foreign subsidiaries under the senior credit facilities, the obligations of foreign credit parties only), with certain exceptions. All obligations under the guarantees of the senior credit facilities are secured, with certain exceptions and subject to certain grace periods, by a valid first priority perfected lien or pledge on (i) 100 percent of the capital stock of each of the company's material wholly owned domestic subsidiaries directly owned by the company or any of its wholly owned domestic subsidiaries and (ii) 65 percent of the capital stock of each of the company's material wholly owned first-tier foreign subsidiaries directly owned by the company or any of its wholly owned domestic subsidiaries. In addition, the obligations of certain foreign borrowers and foreign pledgors under the loan documents will be secured, with certain exceptions and subject to certain grace periods, by a valid first priority perfected lien or pledge on 100 percent of the capital stock of certain of the company's material wholly owned foreign subsidiaries and material wholly owned U.S. domiciled foreign subsidiaries directly owned by the company or any of its wholly owned material subsidiaries. The company is not in default under the above senior notes or senior credit facilities. The condensed consolidating financial information for the guarantor and non-guarantor subsidiaries is presented in Note 23. Separate financial statements for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required under the Securities and Exchange Commission (SEC) regulations.

23.  Subsidiary Guarantees of Debt

The following condensed consolidating financial information is presented in accordance with SEC Regulations S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. It has been retrospectively adjusted to reflect the addition of Ball Beverage Can Americas Inc., Ball BP Holding Company and Rexam Beverage Can Company as subsidiary guarantors of our debt obligations. There were no changes to the 2015 earnings or cash flow information. For purposes of the presentation of condensed consolidating financial information, the subsidiaries of the company providing the guarantees are referred to as the guarantor subsidiaries, and subsidiaries of the company other than the guarantor subsidiaries are referred to as the non-guarantor subsidiaries. The eliminating adjustments substantively consist of intercompany transactions and the elimination of equity investments and earnings of subsidiaries. Separate financial statements for the guarantor subsidiaries and the non-guarantor subsidiaries are not presented because management has determined that such financial statements are not required under SEC regulations.

The company’s senior notes are guaranteed on a full and unconditional guarantee on a joint and several basis by certain domestic subsidiaries of the company. Each of the guarantor subsidiaries is 100 percent owned by the company. As described in the supplemental indentures governing the company’s existing senior notes, the senior notes are to be guaranteed by any of the company’s domestic subsidiaries that guarantee any other indebtedness of the company. The following is condensed consolidating financial information for the company, segregating the guarantor subsidiaries and non-guarantor subsidiaries, as of December 31, 2017 and 2016, and for the three years ended December 31, 2017, 2016 and 2015. The condensed consolidating financial information presented below is not necessarily indicative of the financial position, results of operations, earnings or cash flows of the company or any of the company’s subsidiaries on a stand-alone basis.

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2017
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total

Net sales	$—	$5,674	$5,532	$(223)	$10,983

Cost and expenses
Cost of sales (excluding depreciation and amortization)	—	(4,722)	(4,218)	223	(8,717)
Depreciation and amortization	(8)	(209)	(512)	—	(729)
Selling, general and administrative	(168)	(151)	(195)	—	(514)
Business consolidation and other activities	(120)	(56)	(45)	—	(221)
Equity in results of subsidiaries	673	141	(40)	(774)	—
Intercompany	301	(150)	(151)	—	—
	678	(5,147)	(5,161)	(551)	(10,181)

Earnings (loss) before interest and taxes	678	527	371	(774)	802
Interest expense	(275)	6	(16)	—	(285)
Debt refinancing and other costs	—	—	(3)	—	(3)
Total interest expense	(275)	6	(19)	—	(288)
Earnings (loss) before taxes	403	533	352	(774)	514
Tax (provision) benefit	(29)	(79)	(57)	—	(165)
Equity in results of affiliates, net of tax	—	14	17	—	31
Net earnings	374	468	312	(774)	380
Less net earnings attributable to noncontrolling interests	—	—	(6)	—	(6)
Net earnings attributable to Ball Corporation	$374	$468	$306	$(774)	$374

Comprehensive earnings (loss) attributable to Ball Corporation	$659	$731	$578	$(1,309)	$659

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2016
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total

Net sales	$—	$5,011	$4,257	$(207)	$9,061

Cost and expenses
Cost of sales (excluding depreciation and amortization)	—	(4,135)	(3,368)	207	(7,296)
Depreciation and amortization	(5)	(164)	(284)	—	(453)
Selling, general and administrative	(58)	(207)	(247)	—	(512)
Business consolidation and other activities	(577)	(49)	289	—	(337)
Equity in results of subsidiaries	692	455	(33)	(1,114)	—
Intercompany	345	(254)	(91)	—	—
	397	(4,354)	(3,734)	(907)	(8,598)

Earnings (loss) before interest and taxes	397	657	523	(1,114)	463
Interest expense	(207)	(1)	(21)	—	(229)
Debt refinancing and other costs	(97)	—	(12)	—	(109)
Total interest expense	(304)	(1)	(33)	—	(338)
Earnings (loss) before taxes	93	656	490	(1,114)	125
Tax (provision) benefit	170	(105)	61	—	126
Equity in results of affiliates, net of tax	—	8	7	—	15
Net earnings	263	559	558	(1,114)	266
Less net earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Net earnings attributable to Ball Corporation	$263	$559	$555	$(1,114)	$263

Comprehensive earnings (loss) attributable to Ball Corporation	$(38)	$296	$287	$(583)	$(38)

	Condensed Consolidating Statement of Earnings
	For the Year Ended December 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total

Net sales	$—	$4,788	$3,259	$(50)	$7,997

Cost and expenses
Cost of sales (excluding depreciation and amortization)	—	(3,959)	(2,551)	50	(6,460)
Depreciation and amortization	(6)	(132)	(148)	—	(286)
Selling, general and administrative	(80)	(170)	(200)	—	(450)
Business consolidation and other activities	(159)	(18)	(18)	—	(195)
Equity in results of subsidiaries	453	215	—	(668)	—
Intercompany	207	(175)	(32)	—	—
	415	(4,239)	(2,949)	(618)	(7,391)

Earnings (loss) before interest and taxes	415	549	310	(668)	606
Interest expense	(139)	5	(9)	—	(143)
Debt refinancing and other costs	(115)	—	(2)	—	(117)
Total interest expense	(254)	5	(11)	—	(260)
Earnings (loss) before taxes	161	554	299	(668)	346
Tax (provision) benefit	120	(110)	(57)	—	(47)
Equity in results of affiliates, net of tax	—	2	2	—	4
Net earnings	281	446	244	(668)	303
Less net earnings attributable to noncontrolling interests	—	—	(22)	—	(22)
Net earnings attributable to Ball Corporation	$281	$446	$222	$(668)	$281

Comprehensive earnings (loss) attributable to Ball Corporation	$163	$328	$100	$(428)	$163

	Condensed Consolidating Balance Sheet
	December 31, 2017
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total

Assets
Current assets
Cash and cash equivalents	$5	$—	$443	$—	$448
Receivables, net	3	260	1,371	—	1,634
Intercompany receivables	39	1,285	102	(1,426)	—
Inventories, net	—	673	853	—	1,526
Other current assets	9	52	89	—	150
Total current assets	56	2,270	2,858	(1,426)	3,758
Noncurrent assets
Property, plant and equipment, net	20	1,364	3,226	—	4,610
Investment in subsidiaries	8,639	3,885	389	(12,913)	—
Goodwill	—	1,545	3,388	—	4,933
Intangible assets, net	15	470	1,977	—	2,462
Other assets	185	282	939	—	1,406
Total assets	$8,915	$9,816	$12,777	$(14,339)	$17,169

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$351	$—	$102	$—	$453
Accounts payable	14	1,084	1,664	—	2,762
Intercompany payables	705	82	639	(1,426)	—
Accrued employee costs	28	182	142	—	352
Other current liabilities	170	111	259	—	540
Total current liabilities	1,268	1,459	2,806	(1,426)	4,107
Noncurrent liabilities
Long-term debt	6,504	—	14	—	6,518
Employee benefit obligations	333	811	319	—	1,463
Intercompany long-term notes	(3,172)	1,305	1,867	—	—
Deferred taxes	(109)	107	697	—	695
Other liabilities	150	50	140	—	340
Total liabilities	4,974	3,732	5,843	(1,426)	13,123

Common stock	1,084	2,463	4,286	(6,749)	1,084
Preferred stock	—	—	5	(5)	—
Retained earnings	4,987	4,196	2,818	(7,014)	4,987
Accumulated other comprehensive earnings (loss)	(656)	(575)	(280)	855	(656)
Treasury stock, at cost	(1,474)	—	—	—	(1,474)
Total Ball Corporation shareholders' equity	3,941	6,084	6,829	(12,913)	3,941
Noncontrolling interests	—	—	105	—	105
Total shareholders' equity	3,941	6,084	6,934	(12,913)	4,046
Total liabilities and shareholders' equity	$8,915	$9,816	$12,777	$(14,339)	$17,169

	Condensed Consolidating Balance Sheet
	December 31, 2016
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Adjustments	Consolidated Total

Assets
Current assets
Cash and cash equivalents	$2	$(11)	$606	$—	$597
Receivables, net	96	481	914	—	1,491
Intercompany receivables	39	1,279	950	(2,268)	—
Inventories, net	—	585	828	—	1,413
Other current assets	40	50	62	—	152
Total current assets	177	2,384	3,360	(2,268)	3,653
Noncurrent assets
Property, plant and equipment, net	23	1,257	3,107	—	4,387
Investment in subsidiaries	7,815	3,575	423	(11,813)	—
Goodwill	—	1,868	3,227	—	5,095
Intangible assets, net	18	342	1,574	—	1,934
Other assets	94	434	576	—	1,104
Total assets	$8,127	$9,860	$12,267	$(14,081)	$16,173

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$141	$(1)	$82	$—	$222
Accounts payable	18	863	1,152	—	2,033
Intercompany payables	1,010	40	1,220	(2,270)	—
Accrued employee costs	25	190	100	—	315
Other current liabilities	138	65	196	—	399
Total current liabilities	1,332	1,157	2,750	(2,270)	2,969
Noncurrent liabilities
Long-term debt	6,337	—	973	—	7,310
Employee benefit obligations	347	858	292	—	1,497
Intercompany long-term notes	(3,142)	1,819	1,321	2	—
Deferred taxes	(308)	303	444	—	439
Other liabilities	127	66	224	—	417
Total liabilities	4,693	4,203	6,004	(2,268)	12,632

Common stock	1,038	2,662	4,090	(6,752)	1,038
Preferred stock	—	—	5	(5)	—
Retained earnings	4,739	3,832	2,614	(6,446)	4,739
Accumulated other comprehensive earnings (loss)	(942)	(837)	(552)	1,390	(941)
Treasury stock, at cost	(1,401)	—	—	—	(1,401)
Total Ball Corporation shareholders' equity	3,434	5,657	6,157	(11,813)	3,435
Noncontrolling interests	—	—	106	—	106
Total shareholders' equity	3,434	5,657	6,263	(11,813)	3,541
Total liabilities and shareholders' equity	$8,127	$9,860	$12,267	$(14,081)	$16,173

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2017
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total

Cash provided by (used in) operating activities	$234	$742	$502	$1,478

Cash flows from investing activities
Capital expenditures	(6)	(301)	(249)	(556)
Business dispositions, net of cash sold	17	31	(50)	(2)
Other, net	(2)	31	(16)	13
Cash provided by (used in) investing activities	9	(239)	(315)	(545)

Cash flows from financing activities
Long-term borrowings	765	—	—	765
Repayments of long-term borrowings	(741)	—	(1,069)	(1,810)
Net change in short-term borrowings	174	1	9	184
Proceeds from issuances of common stock, net of shares used for taxes	27	—	—	27
Acquisitions of treasury stock	(103)	—	—	(103)
Common stock dividends	(129)	—	—	(129)
Intercompany	(226)	(491)	717	—
Other, net	—	(3)	(4)	(7)
Cash provided by (used in) financing activities	(233)	(493)	(347)	(1,073)

Effect of exchange rate changes on cash	(7)	1	(3)	(9)

Change in cash and cash equivalents	3	11	(163)	(149)
Cash and cash equivalents – beginning of period	2	(11)	606	597
Cash and cash equivalents – end of period	$5	$—	$443	$448

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2016
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total

Cash provided by (used in) operating activities	$(1,051)	$629	$616	$194

Cash flows from investing activities
Capital expenditures	(15)	(225)	(366)	(606)
Business acquisition, net of cash acquired	2,303	(1,741)	(3,941)	(3,379)
Business dispositions, net of cash sold	1,010	24	1,904	2,938
Decrease in restricted cash	1,966	—	—	1,966
Settlement of Rexam acquisition related derivatives	(252)	—	—	(252)
Other, net	2	50	(47)	5
Cash provided by (used in) investing activities	5,014	(1,892)	(2,450)	672

Cash flows from financing activities
Long-term borrowings	2,610	—	1,760	4,370
Repayments of long-term borrowings	(1,038)	—	(3,586)	(4,624)
Net change in short-term borrowings	71	(31)	(17)	23
Proceeds from issuances of common stock, net of shares used for taxes	48	—	—	48
Acquisitions of treasury stock	(107)	—	—	(107)
Common stock dividends	(83)	—	—	(83)
Intercompany	(5,467)	1,284	4,183	—
Other, net	(2)	(3)	(9)	(14)
Cash provided by (used in) financing activities	(3,968)	1,250	2,331	(387)

Effect of exchange rate changes on cash	2	2	(110)	(106)

Change in cash and cash equivalents	(3)	(11)	387	373
Cash and cash equivalents – beginning of period	5	—	219	224
Cash and cash equivalents – end of period	$2	$(11)	$606	$597

	Condensed Consolidating Statement of Cash Flows
	For the Year Ended December 31, 2015
($ in millions)	Ball Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated Total

Cash provided by (used in) operating activities	$(13)	$568	$452	$1,007

Cash flows from investing activities
Capital expenditures	(8)	(194)	(326)	(528)
Business acquisition, net of cash acquired	—	(29)	—	(29)
Business dispositions, net of cash sold	—	—	1	1
Increase in restricted cash	(2,183)	—	—	(2,183)
Settlement of Rexam acquisition related derivatives	(16)	—	—	(16)
Other, net	23	8	3	34
Cash provided by (used in) investing activities	(2,184)	(215)	(322)	(2,721)

Cash flows from financing activities
Long-term borrowings	4,509	—	15	4,524
Repayments of long-term borrowings	(2,301)	—	(129)	(2,430)
Net change in short-term borrowings	(2)	(7)	(84)	(93)
Proceeds from issuances of common stock, net of shares used for taxes	36	—	—	36
Acquisitions of treasury stock	(136)	—	—	(136)
Common stock dividends	(72)	—	—	(72)
Intercompany	249	(341)	92	—
Other, net	(73)	(2)	(17)	(92)
Cash provided by (used in) financing activities	2,210	(350)	(123)	1,737

Effect of exchange rate changes on cash	(10)	(3)	23	10

Change in cash and cash equivalents	3	—	30	33
Cash and cash equivalents – beginning of period	2	—	189	191
Cash and cash equivalents – end of period	$5	$—	$219	$224

24. Subsequent Events

On February 6, 2018, the company announced plans to build a one-line beverage can and end manufacturing plant in Asuncion, Paraguay, and to add capacity in its Buenos Aires, Argentina, facility. These investments will allow the company to serve the growing beverage can market in Paraguay, Bolivia and Argentina, and to support various customer demands with multiple can sizes. The Paraguay plant is expected to begin production in the fourth quarter of 2019 and most of its capacity is contracted under long-term agreements.